Exhibit 10.1

SECOND AMENDED AND RESTATED
BUSINESS LOAN AND SECURITY AGREEMENT

dated as of June 6, 2011

by and among

VSE CORPORATION and other
“Borrower” parties hereto from time to time, collectively as Borrowers,

CITIZENS BANK OF PENNSYLVANIA,
and certain other “Lender” parties hereto from time to time, collectively as Lenders,

CITIZENS BANK OF PENNSYLVANIA,
as Administrative Agent

SUNTRUST BANK,
as Syndication Agent

WELLS FARGO BANK, N.A.,
as Documentation Agent

and

RBS CITIZENS, N.A.,
as Sole Lead Arranger and Sole Book Running Manager

EXHIBITS

Exhibit 1	Form of Request for Advance and Certification
Exhibit 1(a)	Form of Request for Swing Line Loan Advance
Exhibit 2	LIBOR Election Form and Certification
Exhibit 3	LIBOR Interest Election Procedure and Requirements
Exhibit 4	[Intentionally Omitted]
Exhibit 5	Form of Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 6	Form of Joinder Agreement
Exhibit 7	Pricing Grid
Exhibit 8	Form of Assignment and Acceptance Agreement
Exhibit 9	Incremental Revolving Facility Assumption Agreement
Exhibit 10	Form of Authorization

SCHEDULES

Schedule A	Borrowers
Schedule B	Permitted Foreign Bank Accounts
Schedule C	Earn-outs

Schedule 1	Lender Commitments/Percentages
Schedule 2	Principal Places of Business/Books and Records Location(s)
Schedule 5.1	Esixtence and Qualification
Schedule 5.2	Conflicts
Schedule 5.3	Financial Statements
Schedule 5.6(a)	Default under Government Contracts
Schedule 5.6(b)	Government Contracts Constituting Material Contracts
Schedule 5.9	Litigation and Proceedings
Schedule 5.11	Primary U.S. Business Locations
Schedule 5.13(a)	Under Funded Pension Plans
Schedule 5.13(b)	Non-Exempt ERISA Transactions
Schedule 5.13(c)	Terminated Pension Plans
Schedule 5.15 (a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Royalty Payments
Schedule 5.17	Interests in Real Estate
Schedule 5.18	Labor Agreements
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 7.7(a)	Existing Indebtedness
Schedule 7.7(a)(iv)	Liens Securing Existing Indebtedness
Schedule 7.8(c)	Existing Loans, Advances and/or Investments (to non-Borrowers)

SECOND AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT is executed as of June  _____, 2011, and is by and among (a) CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank, together with its successors and assigns (“Citizens Bank”), acting in the capacity of Lender, Swing Line Lender, and as Administrative Agent for the Lenders; (b) certain other “Lender” parties to this Second Amended and Restated Business Loan and Security Agreement from time to time; (c) VSE CORPORATION, a Delaware corporation and certain other “Borrower” parties to this Second Amended and Restated Business Loan and Security Agreement from time to time; and (d) RBS CITIZENS, N.A., as sole and exclusive lead arranger and sole and exclusive book running manager.

W I T N E S S E T H  T H A T:

WHEREAS, pursuant to a certain Amended and Restated Business Loan and Security Agreement dated as of August 19, 2010 (as heretofore amended, modified or restated from time to time, the “Existing Loan Agreement”) by and among certain of the Borrowers, the Administrative Agent and certain of the Lenders, certain of the Borrowers obtained loans and certain other financial accommodations (collectively, the “Existing Loan”) from certain of the Lenders in the original aggregate maximum principal amount of Seventy Million and No/100 Dollars ($70,000,000.00); and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders have agreed to further increase the maximum principal amount of the Existing Loan from Seventy Million and No/100 Dollars ($70,000,000.00) to Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00), subject to further increase (or reduction) as specified herein, and amend and restate the Existing Loan Agreement, in its entirety, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

CERTAIN DEFINITIONS

For the purposes of this Second Amended and Restated Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

“Account Debtor” shall mean any Person who is indebted to one (1) or more of the Borrowers for the payment of any Receivable.

“Accounts” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC, but excluding forms of obligations evidenced by Chattel Paper, or Instruments), (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all “health care insurance receivables”, as such term is defined in the UCC and (f) all collateral security of any kind, given by any Person with respect to any of the foregoing.

“ADA” shall have the meaning attributed to such term in Section 5.14(a).

“Additional Base Rate Interest Margin” shall have the meaning attributed to such term in Section 1.4(b) and in Exhibit 7.

“Additional Libor Interest Margin” shall have the meaning attributed to such term in Section 1.4(b) and in Exhibit 7.

“Administrative Agent” shall mean Citizens Bank or any of its affiliates, acting in its capacity as agent for the Lenders, or any successor Administrative Agent appointed pursuant to Section 10.10.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interests of any Person.

“Affirmative Covenant” shall mean any affirmative or similar covenant made by the Borrowers set forth in this Agreement or in any other Loan Document.

“Agreement” or “Loan Agreement” shall mean this Second Amended and Restated Business Loan and Security Agreement, together with the Schedules and Exhibits and any and all amendments or modifications of this Second Amended and Restated Business Loan and Security Agreement or the Schedules and Exhibits.

 “Applicable Interest Rate” shall mean, as applicable (based upon whether the Loan was advanced under the Term Facility, Revolving Facility, or Swing Line Facility) and as of any particular date of determination, (a) the LIBOR Lending Rate, plus the applicable Additional Libor Interest Margin, (b) the Base Rate, plus the applicable Additional Base Rate Interest Margin, or (c) the Swing Line Rate, plus the applicable Additional Libor Interest Margin, as more particularly set forth in Section 1.4 and Exhibit 7.  However, if at any time, the interest rate payable pursuant to this Loan Agreement shall exceed that maximum rate of interest that may be charged under applicable law, then the interest rate payable hereunder shall never exceed the maximum rate of interest that may be charged under Applicable Laws.

“Applicable Laws” shall mean any and all federal, state or local laws, ordinances, statutes, rules or regulations to which any Borrower or the property of any Borrower is subject, whether domestic or international.

 “Authorization” shall mean a written authorization in the form of Exhibit 11.

“Backstopped Bonded Amount” shall mean, as of any applicable date of determination, the aggregate amount of any and all performance bonds issued and outstanding in favor of the Borrowers, as obligee or as an additional obligee, under any and all construction projects involving the Borrowers as a prime contractor or a subcontractor and which directly or indirectly support one or more performance bonds issued or caused to be issued for the account of the Borrowers on their own behalf or on behalf of the Prime Contractor of such projects for the benefit of the Government.

“Base Rate” shall mean the highest of the (a) Federal Funds Rate plus one-half of one percent (0.50%), (b) Prime Rate, or (c) the sum of the LIBOR Rate, plus one percent (1.00%).

“Blocked Person” shall mean any Person described in Section 1 of the Anti-Terrorism Order (Executive Order No. 13224).

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, one or more of the following entities: the Primary Operating Company, the entities listed on Schedule A, and each other entity which, as of any date of determination, is a “Borrower” party to this Agreement and the other Loan Documents.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday or a day on which commercial banks are authorized or required to be closed in New York City; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

 “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

“Change of Control” means the occurrence of any of the following:  (i) with respect to the Primary Operating Company (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of forty-five percent (45%) or more of the issued and outstanding Voting Stock of the Primary Operating Company, or (b) during any period of twenty-four (24) consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Primary Operating Company (together with any new directors whose election by the board of directors of the Primary Operating Company or whose nomination for election by the stockholders of the Primary Operating Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the directors then in office, and (ii) with respect to every other Borrower, the Primary Operating Company shall cease to beneficially own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the capital stock of such Borrower.

“Chattel Paper” shall have the meaning attributed to such term by the UCC, and shall include “electronic chattel paper” and “tangible chattel paper”, as such terms are defined in the UCC, whether now or hereafter existing.

“Citizens Bank” shall have the meaning set forth in the preamble of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as in effect from time to time.

“Collateral” shall have the meaning attributed to such term in Section 3.1.

“Collateral Account” shall have the meaning attributed to such term in Article 8.

“Commercial Contract” shall mean any written contract to which a Borrower is a party (other than a Government Contract or Government Subcontract) which gives rise or may give rise to Receivables.

“Commercial Tort Claims” shall have the meaning attributed to such term by the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

“Commitment Amount” shall mean Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00); provided, however, that for purposes of making any calculation under this Agreement, the term “Commitment Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the Revolving Facility Commitment Amount, (b) the Term Facility Commitment Amount, and (c) the aggregate amount of all Incremental Revolving Facility Commitments established prior to and remaining in effect as of such date of determination.

“Contribution Agreement” shall mean that certain Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers to the Administrative Agent prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement (as the case may be), together with any and all permitted amendments and modifications thereof.

“Default Rate” shall mean, as of any date of determination, the sum of the Applicable Interest Rate, plus two percent (2.00%) per annum.

“Defaulting Lender” shall mean, subject to Section 10.16, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, other than with respect to a good faith dispute; (b) has notified the Borrowers and the Administrative Agent that it does not intend or expect to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, other than with respect to a good faith dispute; (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, other than with respect to a good faith dispute; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Applicable Law for the relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government; provided, that, in each case upon the Administrative Agent having knowledge that any Lender is a Defaulting Lender, the Administrative Agent shall promptly notify the Borrowers in writing.

“Deposit Accounts” shall have the meaning attributed to such term by the UCC, and shall include any and all demand, time, savings, passbook or similar account(s) from time to time established and maintained with a bank.

“Documents” shall have the meaning attributed to such term by the UCC, and shall include any and all documents of any type and nature, whether now or hereafter existing.

“e-mail” shall have the meaning attributed to such term in Section 12.3.

“EBITDA” shall mean, with respect to the Borrowers for any period of determination, the sum of their (a) net profit (or loss) determined in accordance with GAAP consistently applied, plus (b) net interest expense and income tax provisions for such period, plus (c) depreciation and amortization of assets for such period, plus (d) non-cash stock compensation that does not represent a reserve for future cash payments, plus (e) non-cash non-recurring charges, as approved in writing by the Administrative Agent prior to the due date of the Compliance Certificate as required under Sections 6.3(c), plus (f) the costs and expenses associated with the Wheeler Acquisition in an amount not to exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), minus any non-cash gains to the extent included in Net Income.  For historical quarters, EBITDA will be set at (i)  Twenty Million Eight Hundred Fifty-one Thousand and No/100 Dollars ($20,851,000.00) for the Fiscal Quarter ended June 30, 2010, (ii) Twenty-two Million Eight Hundred Forty Thousand and No/100 Dollars ($22,840,000.00) for the Fiscal Quarter ended September 30, 2010, (iii) Nineteen Million Five Thousand and No/100 Dollars ($19,005,000.00) for the Fiscal Quarter ended December 31, 2010, and (iv) Nineteen Million One Hundred Seventy-four Thousand and No/100 Dollars ($19,174,000.00) for the Fiscal Quarter ended March 31, 2011.  EBITDA shall be determined on a rolling basis, based on the four (4) consecutive Fiscal Quarters then ended.  EBITDA from any Permitted Acquisitions will be included on a pro forma basis as such amounts may be deemed acceptable to the Administrative Agent in its sole but reasonable discretion.

“Eligible Assignee” shall mean any Lender who is not a Defaulting Lender, an Affiliate of any Lender who is not a Defaulting Lender, a Federal Reserve Bank or any other “Qualified Institutional Buyer”, as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended.

“Equalization Payments” shall have the meaning attributed to such term in Section 10.13(a).

“Equipment” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall have the meaning attributed to such term in Section 5.13(a).

“ERISA Affiliate” shall mean with respect to any Borrower, any Person which, together with such Borrower, is under common control, constitutes a member of such Borrower’s controlled group, constitutes a member of such Borrower’s affiliated service group or is otherwise required to be treated as a single employer with such Borrower pursuant to Sections 4001(a)(14) or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

“Event of Default” shall have the meaning attributed to such term in Section 9.1.

“Excess Cash Event” shall mean (a) any sale or disposition of any of the assets of any Borrower which (i) is not in the ordinary course of business and results in net cash proceeds, when combined with any and all other asset dispositions (other than Inventory sold in the ordinary course of business) that have occurred during the same Fiscal Year, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in the aggregate, (ii) is prohibited by the terms and conditions of this Agreement, or (iii) is not Inventory and results in net cash proceeds, when combined with any and all other asset dispositions (other than Inventory sold in the ordinary course of business) that have occurred during the same Fiscal Year, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in the aggregate; (b) the issuance by any Borrower after the date of this Agreement of debt securities or other debt obligations (other than in connection with the Obligations and other Indebtedness permitted pursuant to Section 7.7(a)); (c) the receipt by or on behalf of any Borrower of insurance proceeds (other than insurance recoveries for business interruption loss, workers compensation or damage to tangible property, which (i) with respect to any of the foregoing insurance losses, do not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), individually or in the aggregate, and (ii) with respect to insurance recoveries for damage(s) to tangible property, are promptly applied toward repair or replacement of the damaged property); (d) the reversion of any pension plan assets; or (e) any other extraordinary cash event resulting in excess cash to a Borrower, including, cash proceeds in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) resulting from the issuance of additional equity interests or capital stock by a Borrower to any Person (other than another Borrower).

“Existing Loan” shall have the meaning attributed to such term in the recitals to this Agreement.

“Existing Loan Agreement” shall have the meaning attributed to such term in the recitals to this Agreement.

“Facility” or “Facilities” shall mean the Revolving Facility, the Term Facility, or the Swing Line Facility, individually or collectively, as the context may require.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Administrative Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date hereof; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Fee Letter” shall mean that certain fee letter dated March 29, 2011 from the Administrative Agent to the Primary Operating Company relating to the Loan, which shall specifically survive and not be superseded by the execution and delivery of this Agreement.

“Financial Product Provider” shall mean any Lender party to this Agreement which, as of any applicable date of determination, is owed Permitted Financial Product Obligations.

“Fiscal Quarter” shall mean any quarterly period designated by the Borrowers as a fiscal quarter for financial accounting purposes.

“Fiscal Year” shall mean any annual period designated by the Borrowers as a fiscal year for financial accounting purposes.

“Fixed Charge Coverage Ratio” shall have the meaning attributed to such term in Section 6.15(b).

“Foreign Borrower” and “Foreign Borrowers” shall mean, as of any date of determination and individually or collectively (as the context may require), any Borrower not incorporated, formed or organized within the United States.

“GAAP” shall mean generally accepted accounting principles.

“General Intangibles” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  all right, title and interest in, to or under any contract, all “payment intangibles”, as such term is defined by the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in, to or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents.

“Goods” shall have the meaning attributed to such term by the UCC, and shall include any and all Goods whether now or hereafter existing.

“Government” shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government.

“Government Contract Assignments” shall have the meaning attributed to such term in Section 6.11.

“Government Contract” and “Government Contracts” shall mean, individually or collectively as the context may require, (a) written contracts between any Borrower and the Government and (b) written subcontracts between any Borrower and a Prime Contractor which is providing goods or services to the Government pursuant to a written contract with the Government if the subcontract relates only to the scope of work being provided to the Government pursuant to the above-referenced written contract with the Government (a “Government Subcontract”).

“Government Subcontract” shall have the meaning attributed to such term under the definition of “Government Contract”.

“Gross Billed Accounts Receivable” shall mean, as to the Borrowers for any period of determination thereof, the gross face amount of the unpaid portion of each billed and unbilled Account (net of any returns, discounts, claims, credits, charges, accrued rebates or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided in this Agreement) in United States Dollars by the Borrowers.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

“Hazardous Wastes” shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, or any other applicable federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

“Hedging Contracts” shall mean interest rate swap agreements (as defined in 11 U.S.C. Section 101), interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and the Administrative Agent, a Lender or an Affiliate thereof from time to time and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all present and future liabilities, repayment obligations and other obligations of any and all of the Borrowers to the Administrative Agent, a Lender or an Affiliate thereof under Hedging Contracts.

“HMTA” shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

“Incremental Revolving Facility Assumption Agreement” shall mean an Incremental Revolving Facility Assumption Agreement in the form and substance of Exhibit 9.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 1.8, to make additional Revolving Loans available to the Borrowers.

“Incremental Revolving Facility Commitment Amount” shall mean, as of any date of determination, (a) with respect to any Incremental Revolving Facility Lender, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lender then in effect, and (b) with respect to all Incremental Revolving Facility Lenders, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lenders then in effect.

“Incremental Revolving Facility Upfront Fee” shall have the meaning attributed to such term in Section 1.7(a).

“Incremental Revolving Facility Lender” shall mean, as of any date of determination, a Lender with an Incremental Revolving Facility Commitment then in effect.

“Indebtedness” shall mean, without duplication, and as of the date on which Indebtedness is to be determined, (a) Indebtedness for borrowed money or for the deferred purchase price of property or services, (b) any obligations in respect of letters of credit, banker’s or other acceptances or similar obligations, (c) Lease Obligations with respect to Capital Lease Obligations, (d) all liabilities secured by any lien on any property owned by a Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by a Person or which are secured by the property of a Person, (f) any obligation under an employee stock ownership plan or other similar employee benefit plan, (g) any obligation to a multi-employer Plan, and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Hedging Obligations; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith and for which adequate reserves are being provided in accordance with GAAP.

“Instrument” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  all certificates of deposit, and all “promissory notes,” as such term is defined by the UCC, and other evidences of indebtedness (other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” shall mean, relative to any LIBOR Rate Loans (other than Swing Line Loans), (a) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including Exhibit 3) and the Notes and ending on (but excluding) the day which numerically corresponds to such date one (1), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrowers may select in its notice pursuant to this Agreement (including Exhibit 3) and the Notes; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto.  Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Inventory” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  all inventory, merchandise, goods and other personal property for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, United States Treasury obligations, certificates of deposit, and mutual fund shares; (b) all Security Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

“Joinder Agreement” shall have the meaning attributed to such term in Section 1.10.

“LC Issuer” shall mean Citizens Bank.

“Lead Arranger” shall mean RBS Citizens, N.A., as sole and exclusive lead arranger and sole and exclusive book running manager.

“Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof.

“Lender” and “Lenders” shall mean, respectively, each and all of the banking or financial institutions which, as of any date of determination, have (a) extended credit or agreed to extend credit to the Borrowers pursuant to this Agreement, or (b) agreed in writing to be bound by the terms and conditions of this Agreement.  With respect to any security interest granted by any Borrower to the Administrative Agent for the benefit of the Lenders, the term “Lender” or “Lenders” shall also include any Affiliate of a Lender that is, as of any particular date of determination, a counterparty with a Borrower under a Hedging Contract.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, each and all of the commercial or standby letters of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall have the meaning attributed to such term in Section 2.1.

“Letter of Credit Administration Fee” shall have the meaning attributed to such term in Section 2.3.

“Letter of Credit Fee” shall have the meaning attributed to such term in Section 2.3.

“Letter of Credit Rights” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

 “LIBOR” or “LIBOR Rate” shall mean relative to any Interest Period for LIBOR Rate Loans and, subject to the terms and conditions of Exhibit 3, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan with a term equivalent to such Interest Period that the British Bankers’ Association fixes and that is published by Reuters (or by another commercially available source providing quotations of British Bankers’ Association LIBOR as selected by the Administrative Agent from time to time), as of 11:00 a.m. London time on the day that is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Election Form and Certification” shall mean the form of Exhibit 2.

“LIBOR Rate Loan” shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Lending Rate” shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate           =                                                                           LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR Reserve Percentage” shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board or other Government having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” and “Loans” shall mean, individually or collectively as the context may require, the loan and loans made by the Lenders to the Borrowers (including any loans made pursuant to an Incremental Revolving Facility Commitment) in the aggregate maximum principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00), or so much thereof as shall be advanced or readvanced from time to time, that are represented by the Facilities and  are evidenced by, bear interest and are payable in accordance with the terms and conditions of the Notes and this Agreement.

“Loan Document” and “Loan Documents” shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreement, the Membership Interest Assignment, the Fee Letter and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Borrower evidencing an Obligation or otherwise in connection with the Loan or this Agreement.

“London Banking Day” shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Mandatory Payment” and “Mandatory Payments” shall mean, individually or collectively as the context may require, any and all mandatory payments required to be made on the Loan pursuant to Section 1.5.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of the Borrowers taken as a whole, (b) the effect of any action that would reasonably be expected to give rise to a material liability (direct or contingent) of the Borrowers, taken as a whole, (c) a material impairment of the ability of any Borrower to perform any of its Obligations under this Agreement or any other Loan Document, or (d) a material adverse effect upon the Administrative Agent’s or any Lender’s rights and remedies under this Agreement or any other Loan Document or with respect to all or a substantial portion of the Collateral.

“Material Contract” and “Material Contracts” shall mean, as of any date of determination and individually or collectively as the context may require, any and all contracts or agreements to which a Borrower is a party and pursuant to which such Borrower (a) is or may be entitled to receive payment(s) in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), in the aggregate, per annum, or (b) is obligated to make payment(s) or have any other obligation or liability thereunder in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), in the aggregate, per annum.

“Maturity Date” shall mean (a) with respect to the Revolving Facility or the Swing Line Facility, the earlier of June _____, 2016, or the date that all Loans outstanding under the Revolving Facility and/or the Swing Line Facility shall become due and payable in full hereunder, whether by acceleration or otherwise, (b) with respect to the Term Facility, June  _____, 2016, or the date that all Loans outstanding under the Term Facility shall become due and payable in full hereunder, whether by acceleration or otherwise, or (c) such other date as may be agreed to by the Administrative Agent, the Lenders and the Borrowers in writing.

“Membership Interest Assignment” shall mean that certain Collateral Assignment of Membership Interests dated as of the Restatement Date, entered into by the Primary Operating Company in favor of the Administrative Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Negative Covenants” shall mean any negative or similar restrictive covenant made by the Borrowers in this Agreement or in any other Loan Document.

“Net Cash” shall mean the cash proceeds (net of cash taxes paid and reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with a particular transaction) arising from any Excess Cash Event.

“Net Income” shall mean with respect to the Borrowers for any period of determination, the aggregate sum of all Borrowers’ gross revenues minus total expenses, as determined in accordance with GAAP.

“Non-Borrower Affiliate” shall mean any Affiliate of a Borrower that is not itself a “Borrower” party to this Agreement as of any applicable date of determination.

“Non-Consenting Lender” shall have the meaning attributed to such term in Section 10.16.

 “Note” and  “Notes” shall mean, respectively, each and all of the Revolver Notes, the Term Facility Notes, Swing Line Note and other promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications, replacements, increases and substitutions thereof and therefor.

“Obligation” and “Obligations” shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or the Administrative Agent in connection with the Loan or this Agreement, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise (including any and all Hedging Obligations and Hedging Contracts (whether provided by a Lender or an Affiliate of a Lender), as well as any and all ACH exposure and other liabilities arising from cash management services provided by the Administrative Agent and/or the Swing Line Lender hereunder).  Without limiting the foregoing, the term “Obligations” shall also include any and all Permitted Financial Product Obligations owing by any Borrower to any Financial Product Provider as of any applicable date of determination.

“Ordinary Course Payments” shall mean payments made directly by a Borrower to any Non-Borrower Affiliate; provided that such payments are made (a) in the ordinary course of such Borrower’s business, (b) for products actually delivered or services actually performed, and (c) pursuant to an “arm’s length” transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party); it being understood and agreed that payments in respect of normal and customary salary, compensation and benefits, including reasonable severance amounts, for employees, officers and directors of a Borrower constitute “Ordinary Course Payments” except to the extent expressly prohibited or limited pursuant to this Agreement.

“Participant” shall have the meaning attributed to such term in Section 12.11(e).

“Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), as amended.

“Pending Release Bonds” shall mean performance bonds relating to bonded work that has been completed, but for which the bond has not yet been released by the Government due to timing differences and not as a result of a claim with respect thereto.

“Pension Plan” or “Pension Plans” shall have the meaning attributed to such term in Section 5.13(a).

“Percentage” shall mean, as of any date of determination and with respect to each Lender, the percentage(s) corresponding to such Lender’s name on Schedule 1 in respect of the Revolving Facility Commitment Amount, Term Facility Commitment Amount, or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

“Performance Bond Limit” shall mean (i) Twenty-five Million and No/100 Dollars ($25,000,000.00) as of June 30, 2011 and September 30, 2011, (ii) Twenty-three Million and No/100 Dollars ($23,000,000.00) as of December 31, 2011 and March 31, 2012, (iii) Seventeen Million and No/100 Dollars ($17,000,000.00) as of June 30, 2012, and (iv) Fifteen Million and No/100 Dollars ($15,000,000.00) as of September 30, 2012 and as of the last day of each Fiscal Quarter thereafter.

“Permitted Acquisition” shall mean any merger or acquisition that is (a) permitted pursuant to Section 7.1(d)(ii), or (b) consummated in accordance with all of the terms and conditions of any modification or amendment to this Agreement or consent letter specifically issued by the Administrative Agent, acting at the direction of the Required Lenders, for such merger or acquisition.

“Permitted Earn-outs” shall mean the earn-outs payable to the Persons identified on Schedule C pursuant to the agreements listed on Schedule C, and any other earn-outs approved in writing by the Administrative Agent from time to time acting at the direction of the Required Lenders.

“Permitted Financial Product Obligations” shall mean, as of any applicable date of determination, any and all fees, charges, debts, liabilities and obligations owing by any Borrower to any and all Financial Product Providers in connection with any cash management service, credit card facility or other bank product in an aggregate amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) outstanding at any time; it being understood and agreed that the aggregate amount of any and all Hedging Obligations and ACH exposure shall not be included in the foregoing calculation.

“Permitted Foreign Bank Accounts” shall mean any and all of the bank accounts described on Schedule B, together with any and all other foreign bank accounts approved from time to time by the Administrative Agent in writing; provided that each such bank account (a) has been established by and in the name of a Borrower, (b) is located outside of the United States of America, (c) is used solely for the payment of Ordinary Course Payments and payroll, (d) is not subject to any lien, claim, charge or encumbrance (other than (i) the security interests granted to the Administrative Agent under this Agreement or any other Loan Document, and (ii) normal and customary rights of set off or similar rights (of the financial institution maintaining such account), but only if such rights may be exercised solely for past due fees, charges and expenses arising from the general administration of such bank account), (e) if required by the Administrative Agent, is subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, and (f) if not subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, does not, for thirty (30) or more consecutive days, contain funds or other items of value that, in the aggregate, exceed the amount of funds that are necessary to pay Ordinary Course Payments and payroll on a current basis as of any applicable date of determination.

“Permitted Investments” shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States government (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States government), in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of Standard and Poor’s or Moody’s Investors Services and in either case maturing within six (6) months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million and No/100 Dollars ($500,000,000.00); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.

“Permitted Liens” shall mean: (a) liens for taxes that are being contested in good faith and by appropriate proceedings, which (i) such Borrower has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Administrative Agent or the Lenders in, on or to any Collateral; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens existing as of the Restatement Date, each of which is described on Schedule 7.7(a)(vi) attached hereto; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics’, workmen’s, repairmen’s, warehousemen’s, vendors’, lessors’ or carriers’ liens or other similar liens; provided that such liens arise in the ordinary course of the Borrower’s business and secure sums that are not past due or are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord’s liens on the Borrowers’ tangible personal property located in such Borrower’s demised premises; (g) zoning or other similar and customary land use restrictions, that do not materially impair the use or value of any Collateral or property of any Borrower; (h) judgment liens that are not prohibited by Section 7.4; (i) other liens expressly permitted by the terms and conditions of this Agreement; (j) liens to secure the purchase price of Equipment or Inventory in an aggregate amount not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00); and (k) liens in favor of the Administrative Agent or any Lender with respect to the Obligations.

“Person” shall mean an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

“Primary Operating Company” shall mean VSE Corporation, a Delaware corporation.

“Prime Contractor” shall mean any Person (other than a Borrower) which is a party to any Government Subcontract.

“Prime Rate” shall mean the rate of interest from time to time established and publicly announced by Citizens Bank as its prime rate, in Citizens Bank’s sole discretion, which rate of interest may be greater or less than other interest rates charged by Citizens Bank to other borrowers and which is a rate set based upon various factors, including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Proceeds” shall have the meaning attributed to that term by the UCC or under other Applicable Laws, and, in any event, shall include any and all of the following, whether now owned or hereafter acquired:  (a) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (b) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Government (or any Person acting under color of any Government), (c) any claim against third parties (i) for past, present or future infringement of any patent or patent license, or (ii) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (d) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (f) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

“Qualifying Person” shall have the meaning attributed to such term in Section 10.10.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

“Receivable” and “Receivables” shall mean, individually or collectively as the context may require, any and all of the Borrowers’ aggregate present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the Borrowers conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

“Register” shall have the meaning attributed to such term in Section 12.11(d).

“Report” and “Reports” shall have the meaning attributed to such term in Section 10.15.

“Request for Advance and Certification” shall mean any Request for Advance and Certification in the form of Exhibit 1.

“Required Lenders” shall mean all of the Lenders who, as of any applicable date of determination, are not Defaulting Lenders, and which hold Notes representing, in the aggregate, at least fifty-one percent (51%) of the aggregate Commitment Amount (excluding the Swing Line Commitment Amount, but including the aggregate Incremental Revolving Facility Commitment Amount then in effect); provided, however, that if as of such date of determination, there are not more than three (3) Lender parties to this Agreement, then “Required Lenders” shall mean at least two (2) Lenders which, as of such date of determination, are not Defaulting Lenders.

“Restatement” shall mean the settlement of the transactions contemplated by this Agreement.

“Restatement Date” shall mean the date on which the Restatement shall occur, such date being also the date of initial funding under this Agreement.

“Revolver Notes” shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with the Revolving Facility, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Revolving Facility” shall mean the revolving credit facility being extended pursuant to this Agreement, in the original maximum principal amount of the Revolving Facility Commitment Amount, with a sub-limit of Fifteen Million and No/100 Dollars ($15,000,000.00) for Letters of Credit and a sub-limit of Five Million and No/100 Dollars ($5,000,000.00) for Swing Line Loans; it being understood and agreed that the maximum principal amount of the Revolving Facility shall be subject to increase pursuant to Section 1.8.

“Revolving Facility Commitment Amount” shall mean an amount equal to the sum of One Hundred Twenty-five Million and No/100 Dollars ($125,000,000.00), plus the aggregate amount of any and all Incremental Revolving Facility Commitments existing as of such date of determination.

“Revolving Facility Commitment Fee” shall have the meaning attributed to such term in Section 1.7(b).

“Revolving Loan(s)” shall mean any and all Loans made available to the Borrowers pursuant to the Revolving Facility.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“SEC Act” shall mean the Securities Exchange Act of 1934, 15 U.S.C.A. §78, as amended.

“Security Entitlements” shall have the meaning attributed to such term by the UCC, and shall include any and all Security Entitlements whether now or hereafter existing.

“Stock Security Agreement” shall mean that certain Stock Security Agreement dated as of the Restatement Date, entered into by certain “Borrower” parties thereto in favor of the Administrative Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Subsidiary” and “Subsidiaries” shall mean, individually or collectively as the context may require, any company, partnership, corporation or other entity in which any Borrower owns or controls, directly or indirectly, more than fifty percent (50%) of the equity thereof as of any date of determination.

“Supporting Obligations” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing:  any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swing Line Commitment” shall mean the Swing Line Lender’s obligation to make Swing Line Loans to the Borrowers in an aggregate principal amount not to exceed the Swing Line Commitment Amount.

“Swing Line Commitment Amount” shall mean Five Million and No/100 Dollars ($5,000,000.00).

“Swing Line Commitment Period” shall mean the period commencing on the Restatement Date and ending on the Swing Line Termination Date.

“Swing Line Facility” shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

“Swing Line Lender” shall mean Citizens Bank.

“Swing Line Loan” or “Swing Line Loans” shall have the meaning attributed to such term in Section 1.1(b).

“Swing Line Note” shall mean that certain Swing Line Promissory Note of even date herewith, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of the Swing Line Commitment Amount, or so much thereof as shall be advanced or readvanced, together with all extensions, renewals, modifications, increases, replacements and substitutions thereof or therefor.

“Swing Line Outstandings” shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

“Swing Line Rate” shall mean with respect to the Swing Line Facility, relative to any Swing Line Interest Period (hereafter defined), the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated Swing Line Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Swing Line Interest Period commences.  If the first day of any Swing Line Interest Period is not a day which is both a (a) Business Day, and (b) a London Banking Day, the Swing Line Rate shall be determined by reference to the next preceding day that is both a Business Day and a London Banking Day.  If for any reason the Swing Line Rate is unavailable or the Administrative Agent is unable to determine the Swing Line Rate for any Swing Line Interest Period, the Swing Line Rate shall be deemed to be equal to the Prime Rate.  For purposes of this definition, the term “Swing Line Interest Period” means (a) initially, the period beginning on (and including) the date on which such Swing Line Loan is made or continued as a Swing Line Rate Loan pursuant to this Agreement and the Swing Line Note and ending on (but excluding) the day which numerically corresponds to such date one (1) month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and (b) thereafter, each period commencing on the last day of the next preceding Swing Line Interest Period applicable to such Swing Line Loan and ending one (1) month thereafter.

“Swing Line Termination Date” shall mean the fifth (5th) Business Day prior to the Maturity Date, or such earlier date on which the Swing Line Lender shall have elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

“Target” shall have the meaning attributed to such term in Section 7.1(d).

“Term Facility” shall mean the term credit facility being extended pursuant to this Agreement in the original principal amount equal to the Term Facility Commitment Amount.

“Term Facility Commitment Amount” shall mean One Hundred Twenty-five Million and No/100 Dollars ($125,000,000.00).

“Term Facility Notes” shall mean each and all of the promissory notes executed, issued, and delivered pursuant to the Agreement in connection with the Term Facility, together with all extensions, renewals, amendments, modifications, replacements and substitutions thereof and therefor.

“Total Funded Debt” shall mean, as of any date of determination, the sum of (a) all Indebtedness for borrowed money of the Borrower (excluding all outstanding advances under the Revolving Facility, if any), plus (b) any accrued Permitted Earn-outs reasonably required to be paid by the Borrower within the next twelve (12) months (net of any cash reserves therefor), plus (c) the average of all advances under the Revolving Facility made to the Borrower during the immediately preceding thirty (30) consecutive days prior to such period of determination (including the face amount of all issued and outstanding Letters of Credit), and plus (d) the sum of the aggregate amount of any and all performance bonds issued on behalf of a Borrower that remain outstanding for all or any portion of the period of determination, minus the Backstopped Bonded Amount.

“Transitional Deposit Account” shall have the meaning attributed to such term in Article 8.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that if, by reason of mandatory provisions of Applicable Laws, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Virginia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uncommitted Incremental Revolving Facility Commitment Amount” shall mean, as of any date of determination, an amount equal to the sum of Fifty Million and No/100 Dollars ($50,000,000.00), minus the aggregate dollar amount of all Incremental Revolving Facility Commitments established prior to such date of determination and then remaining in effect.

“Voting Stock” shall mean the capital stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, capital stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Walker Lane Lease” shall mean the Deed of Lease dated as of November 4, 2009 (as heretofore amended, modified or restated from time to time), by and between MetroPark 7, LLC, a Delaware limited liability company, as the landlord, and the Primary Operating Company, as the tenant, with respect to the premises located at 6348 Walker Lane, Springfield, Virginia.

“Wheeler Acquisition” shall mean the acquisition of Wheeler Bros., Inc. by the Primary Operating Company pursuant to the Wheeler Purchase Agreement.

“Wheeler Administrative Accounts” shall mean those accounts maintained by Somerset Trust Company on behalf of the Borrowers for administrative purposes; provided, however, that (a) wire transfer arrangements reasonably satisfactory to the Administrative Agent shall remain in effect with respect to all such accounts so that the aggregate balances of all such accounts shall not be greater than amounts deemed reasonably necessary by the Borrowers to pay current payables of Wheeler Bros., Inc. at all times prior to September 1, 2011, and (ii) One Hundred Thousand  and No/100 Dollars ($100,000.00) at any time from and after September 1, 2011; (b) such accounts shall be maintained in the name of a Borrower; (c) such accounts shall only be used for petty cash, payment of Ordinary Course Payments and other general operating purposes; (d) no such account shall be subject to any lien (other than Permitted Liens); and (e) if required by the Administrative Agent, such accounts shall be made subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, within thirty (30) days of the Administrative Agent’s request.

“Wheeler Lease Agreements” shall mean the Lease Agreements (as defined in the Wheeler Purchase Agreement).

“Wheeler Purchase Agreement” shall mean that certain Share Purchase Agreement dated as of May 2, 2011 by and among all of Wheeler Bros., Inc.’s shareholders, as sellers, the Primary Operating Company, as buyer, Wheeler Bros., Inc., and Randy A. Davies, as Sellers’ Representative.

INTERPRETIVE PROVISIONS

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article,” “Section,” “Subsection,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Subsection, Schedule and Exhibit, respectively, of this Agreement.

(b)      The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

 (c)  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms and conditions of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d)  The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(e)      Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)      All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)      The Article, Section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(h)  This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Administrative Agent, the Borrowers and the Lenders, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(i)      The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(j)      No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate Applicable Laws.

ARTICLE 1

COMMITMENT

1.1 Maximum Loan Amount.

(a) Subject to the terms and conditions of this Agreement, (i) each Lender severally agrees to make the Loans to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Lender’s obligation being equal to such Lender’s Percentage of the Commitment Amount; and (ii) as set forth more fully in Section 1.1(b), the Swing Line Lender will make the Swing Line Loan to the Borrowers.  The Loans, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and conditions of this Agreement and the Notes.  The Notes shall be executed and delivered to each respective Lender on the Restatement Date and thereafter, from time to time, as and when requested by the Administrative Agent, acting at the direction of any Lender.

(b) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment Amount; provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), exceed the Revolving Facility Commitment Amount.  During the Swing Line Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions of this Agreement.  At the request of the Swing Line Lender, the Administrative Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Administrative Agent to act on their behalf) request each Lender having a Percentage of the Revolving Facility, including the Lender then acting as the Swing Line Lender, to make, and each such Lender, including the Lender then acting as the Swing Line Lender, shall make an advance under the Revolving Facility, in an amount equal to such Lender’s Percentage of the Revolving Facility, of the amount of the Swing Line Outstandings as of the date such request is made.  In such event, each such Lender shall make the requested proceeds available to the Administrative Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement.  The proceeds of the Revolving Facility advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstandings.

1.2 Use of Proceeds.  The Loans shall be used by the Borrowers only for the following purposes:  (a) to refinance certain existing Indebtedness of the Borrowers; (b) to finance the purchase price of all of the issued and outstanding capital stock of Wheeler Bros., Inc., a Pennsylvania corporation, and any other Permitted Acquisitions (including the purchase price, together with customary transaction costs and expenses payable to unrelated and unaffiliated third parties relating thereto); and (c) for working capital support, letters of credit, capital expenditures and general corporate purposes.  Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Administrative Agent.

1.3 [Intentionally Omitted].

1.4 Advances; Payments.

(a) Agreement to Advance and Readvance; Procedure.  So long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and conditions of this Agreement, the Lenders (and the Swing Line Lender, as the case may be) shall (i) advance and readvance the proceeds of the Revolving Facility and the proceeds of the Swing Line Facility (as applicable) from time to time in accordance with the terms and conditions of this Agreement and (ii) advance all of the proceeds of the Term Facility on the Restatement Date (with no further obligation to advance or readvance any proceeds of the Term Facility after the Restatement Date), each to the Borrowers upon the Borrowers’ execution and delivery of this Agreement and all other documents, instruments and agreements required by the Administrative Agent and the Lenders in connection herewith.  In addition to any and all other conditions to advances set forth in this Agreement, on the date of each request for an advance and as of the date of advance, the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by “materiality”, such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by “materiality”, such representations and warranties shall be true and correct in all material respects, in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.  Except with respect to advances made pursuant to Section 1.4(c)(iii) below, requests for advances with respect to the Revolving Facility shall be in the form of Exhibit 1, and requests for advances with respect to the Swing Line Facility shall be in the form of Exhibit 1(a).  Requests for advances of Loan proceeds with respect to the Revolving Facility and the Swing Line Facility may be made via facsimile on any given Business Day if the Borrowers provide the Administrative Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile.  Upon request by the Administrative Agent, the Borrowers shall confirm, in an original writing, each facsimile request for advance made by any Borrower.  Notwithstanding the foregoing, (a) the Lenders shall have no obligation to make any advance with respect to the Revolving Facility after the Maturity Date; and (b) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date.

(b) Interest Rate Election; Certain Advance Procedures and Limits.  Amounts advanced in connection with the Loans shall bear interest at the Applicable Interest Rate, which shall either be on a Base Rate basis or LIBOR basis, as more fully set forth below, and in the Exhibits, except that Swing Line Loans shall only be made available to the Borrowers on a Swing Line Rate basis.  Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon, New York, NY time, on any Business Day.  Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available not less than three (3) Business Days, nor more than five (5) Business Days, if requested by 10:00 a.m., New York, NY time.  The Borrowers’ right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth below and in the Exhibits, and each Borrower expressly acknowledges and consents to such additional terms and conditions.  During the period from the Restatement Date until the first day of the first full calendar month after no less than fifteen (15) days have elapsed since the Administrative Agent’s receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the calendar quarter ending June 30, 2011, the Additional Base Rate Interest Margin shall be one-half of one percent (.50%), and the Additional Libor Interest Margin shall be two and one-quarter percent (2.25%).  Thereafter, the applicable Additional Base Rate Interest Margin and the applicable Additional Libor Interest Margin shall be (i) based on the Borrowers’ Total Funded Debt to EBITDA Ratio, calculated in accordance with Section 6.15, and (ii) determined in accordance with Exhibit 7.  Interest rate adjustments shall be applicable hereunder on a prospective basis.  The Additional Base Rate Interest Margin and Additional Libor Interest Margin shall be calculated by and become effective on the first day of the first full calendar month after no less than fifteen (15) days have elapsed since the Administrative Agent’s receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements required by this Agreement; it being understood, however, that in the event the Quarterly Covenant Compliance Certificate and quarterly financial statements are not submitted when due, the Borrowers shall not be entitled to any reduction in the Additional Base Rate Interest Margin and/or the Additional Libor Interest Margin for the ensuing period, and at the option of the Administrative Agent, all amounts outstanding shall bear interest on a Base Rate basis or LIBOR basis (as the case may be), plus the highest applicable Additional Base Rate Interest Margin or Additional Libor Interest Margin (as applicable) set forth in Exhibit 7.  The Administrative Agent may also, at its option, impose the Default Rate in addition to (and not in lieu of) the increased margins.

(c) Repayment; Interest; Automatic Advances/Payments.  All sums advanced in connection with the Loans shall be repaid in accordance with the terms and conditions set forth below and in the other Loan Documents:

(i) Repayment of Loan.

A. Term Facility.  The Borrowers shall repay the outstanding principal amount of the Term Facility in installments on the dates and in the amounts set forth on the table below (as such installments may hereafter be adjusted as a result of mandatory payments made pursuant to Section 1.5 or prepayments made pursuant to Section 1.4(g)), unless accelerated sooner pursuant to this Agreement:

QUARTERLY PERIOD ENDING	EACH PRINCIPAL INSTALLMENT
June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013	$4,687,500
June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015	$6,250,000
June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016	$9,375,000

B.  Revolving Facility.  Unless sooner accelerated pursuant to the terms of this Agreement, the Borrowers shall repay on the Revolving Facility Maturity Date the aggregate principal amount of the Revolving Facility outstanding on such date.

C. Swing Line Facility.  Unless sooner accelerated pursuant to the terms and conditions of this Agreement, the Borrowers shall repay on the Revolving Facility Maturity Date the aggregate principal amount of the Swing Line Facility outstanding on such date.

(ii) Interest.

A. So long as no Event of Default or any act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing, the Borrowers shall have the right to elect that specified amounts advanced under the Revolving Facility or the Term Facility bear interest at the LIBOR Lending Rate, plus the applicable Additional Libor Interest Margin in effect at the commencement of the particular Interest Period.  The Borrowers must elect a LIBOR based interest rate in accordance with the specific procedures set forth in this Agreement, and any amounts bearing interest on a LIBOR basis shall be subject to the terms and conditions of the Loan Documents applicable to amounts bearing interest on such basis, including the prepayment limitations and provisions regarding the payment of associated costs, as more fully set forth in Exhibit 3.  The Borrowers may not revoke any LIBOR election without the Administrative Agent’s written consent.  Upon the expiration of an applicable Interest Period, unless the Borrowers are then entitled to again elect a LIBOR based rate and the Administrative Agent has received a LIBOR Election Form and Certification from the Borrowers, the rate of interest applicable to any amounts for which a LIBOR based rate is expiring shall, from and after the end of the applicable Interest Period, bear interest at the Base Rate, plus the applicable Additional Base Rate Interest Margin; it being understood and agreed, however, that such amount may, at any time thereafter, bear interest at the LIBOR based rate, plus the applicable Additional Libor Interest Margin, provided that (i) the Borrowers are then entitled to elect a LIBOR based rate, and (ii) the Administrative Agent has received an appropriate Libor Election Form and Certification from the Borrowers.

B. Interest accrued on a Base Rate basis shall be payable in quarterly installments, commencing on June 30, 2011, and continuing on the last Business Day of each and every calendar quarter thereafter the Maturity Date.  Base Rate interest shall be calculated on a 360-day year basis and the actual number of days elapsed.

C. Interest accrued on a LIBOR basis shall be due and payable on the last Business Day of the applicable Interest Period (whether such last day shall occur by reason of acceleration, declaration, extension or otherwise), and if such applicable Interest Period is longer than three (3) months, also on each Business Day which is three (3) months, or a multiple thereof, after the first day of such applicable Interest Period and the last day of such applicable Interest Period.  LIBOR interest shall be calculated on a 360-day basis and the actual number of days elapsed.

(iii) Automatic Advances/Payments.  The Borrowers hereby authorize the Administrative Agent, on any Business Day, to transfer funds from the Collateral Account or any other designated account of the Borrowers to pay down the Obligations and to make Loans or Swing Line Loans available to the Borrowers to cover shortages or overdrafts in the Collateral Account or such other designated account of the Borrowers.  All such transfers are subject to the availability of Loan proceeds under the Revolving Facility (with respect to advances) and the availability of funds in the Collateral Account or such other designated account(s) of the Borrowers (with respect to paydowns).  The Administrative Agent may, in its discretion, make such transfers (or direct any Lender maintaining a Deposit Account of a Borrower to wire transfer to the Administrative Agent any funds on deposit thereon to facilitate any such transfer by the Administrative Agent), but shall have no liability for its failure to do so.  Subject to the terms of any cash management agreement between the Borrowers and the Administrative Agent, the Borrowers may, at any time, terminate the authority granted by the Borrowers to the Administrative Agent herein upon not less than two (2) Business Days prior written notice to the Administrative Agent.

(d) Application of Payments.  All payments made or to be made upon any Obligations shall be payable in lawful currency of the United States and in immediately available funds. Except as otherwise expressly provided in this Agreement, the Notes or any other Loan Document, if at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, interest, fees and other amounts then due pursuant to this Agreement or any of the other Loan Documents (as the case may be), such funds shall be applied as follows:

(i) first, to expenses and costs of collection, if any, incurred by the Administrative Agent in connection with the Loans, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrowers and any other reasonable costs or expenses incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder;

(ii) second, to fees and late charges owing by any Borrower to the Administrative Agent pursuant to this Agreement or any other Loan Document, and then to fees and late charges owing by any Borrower to the Lenders (ratably in accordance with their Percentage) pursuant to this Agreement or any other Loan Document;

(iii) third, to accrued and unpaid interest hereunder (applied first to the Swing Line Facility and then pro rata to the Revolving Facility, Term Facility and scheduled payments that are part of the Hedging Obligations);

(iv) fourth, to the outstanding principal amount of the Obligations and termination payments under Hedging Contracts (applied first to Swing Line Outstandings (if any), then pro rata to the unpaid and outstanding principal amount of the Revolving Facility and the Term Facility and all termination payments that are part of the Hedging Obligations, and then pro rata to Permitted Financial Product Obligations); and

(v) fifth, to any Person lawfully entitled thereto.

(e) Adjustments.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Administrative Agent shall determine that (i) the Total Funded Debt to EBITDA Ratio, as calculated by the Borrowers as of any applicable date, was inaccurate and (ii) a proper calculation of the Total Funded Debt to EBITDA Ratio would have resulted in a higher Additional Libor Interest Margin, Additional Base Rate Interest Margin, Revolving Facility Commitment Fee or Letter of Credit Fee for the applicable period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of each Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not otherwise limit the rights of the Administrative Agent or any Lender hereunder.  The Borrowers’ obligations under this paragraph shall survive the termination of this Agreement and the repayment of all Obligations hereunder.

(f) Prepayment.  Amounts outstanding which bear interest on a Base Rate basis may be prepaid, in whole or in part, without penalty or premium; provided such prepayment amounts are in amounts not less than One Hundred Thousand and No/100 Dollars ($100,000.00) and in increments of One Hundred Thousand and No/100 Dollars ($100,000.00), or, in each case, such lesser amount as may then be outstanding.  Amounts outstanding which bear interest on a LIBOR basis may also be prepaid, in whole or in part, subject to Exhibit 3.  Partial prepayments shall be applied to amounts due under the Loans in inverse order of maturities and shall not relieve the Borrowers of their obligation to pay periodic installments of principal and/or interest hereunder as and when the same would otherwise be due hereunder.

1.5 Additional Mandatory Payments; Reduction of Commitment.  In addition to all other sums payable by the Borrowers pursuant to any of the Notes, this Agreement or any other Loan Document, the Borrowers shall also make mandatory payments on the Notes (applied first to Swing Line Outstandings (if any), and then to the Term Facility until the Term Facility shall have been paid and satisfied in full, and then to amounts outstanding under the Revolving Facility, as provided herein below), upon the occurrence of any Excess Cash Event.  The amount of such mandatory payment shall be equal to the Net Cash arising from such Excess Cash Event(s).  All such mandatory prepayments shall be applied to amounts due under the Loans as provided hereinabove in inverse order of maturities and such mandatory prepayments shall not relieve the Borrowers of their obligation to pay periodic installments of principal and/or interest hereunder as and when the same would otherwise be due hereunder.  If any Mandatory Payment shall be applied to borrowings under the Revolving Facility (i.e., the Term Facility shall have been paid and satisfied in full), the Revolving Facility Commitment Amount shall, unless waived in writing by the Administrative Agent, be reduced by an amount equal to the amount of such Mandatory Payment, such reduction to become effective simultaneously with the occurrence of the Excess Cash Event.

1.6 Field Audits.  The Administrative Agent has the right at any time and in its discretion to conduct field audits with respect to the Collateral and each Borrower’s Receivables, inventory, business and operations.  All field audits shall be at the cost and expense of the Borrowers; provided that, in the absence of an Event of Default, the Borrowers’ maximum liability for field audit costs and expenses shall be limited to the reasonable costs and expenses of only one (1) field audit conducted during any twelve (12)-month period (unless the Administrative Agent shall conduct a field audit pursuant to Section 1.10 in connection with the joinder of a new “Borrower” hereunder, in which event the Borrowers shall be liable for the costs and expenses of such field audit as well).  Any and all field audits conducted following an Event of Default shall be at the Borrowers’ cost and expense, with the foregoing limitation on maximum costs and expense being inapplicable.

1.7 Certain Fees.  In addition to principal, interest and other sums payable under the Notes, the Borrowers shall pay the following fees:

(a) Upfront Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Lender party to this Agreement as of the Restatement Date, an upfront fee in the amounts, and at the times, pursuant to the Fee Letter, and as may be further agreed upon in writing by the Primary Operating Company and the Administrative Agent from time to time.  Additionally, the Borrowers shall pay to the Administrative Agent for the account of each Incremental Revolving Facility Lender, an upfront fee (an “Incremental Revolving Facility Upfront Fee”), for the Incremental Revolving Facility Commitment made by such Incremental Revolving Facility Lender pursuant to this Agreement in an amount to be determined at the time such Incremental Revolving Facility Commitment is accepted by the Borrowers.  The Incremental Revolving Facility Upfront Fee shall be due and payable in full on the effective date of such Incremental Revolving Facility Commitment.

(b) Commitment Fee.  So long as any amounts remain outstanding in connection with the Revolving Facility, or the Lenders have any obligation to make any advance in connection therewith, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders ratably, a quarterly commitment fee (the “Revolving Facility Commitment Fee”), at an annual rate corresponding to the Total Funded Debt to EBITDA Ratio for the immediately preceding Fiscal Quarter, as set forth on Exhibit 7, calculated on the difference between (i) the Revolving Facility Commitment Amount (including any increases thereto pursuant to Section 1.8), and (ii) without duplication (i.e., with no consideration for the Swing Line Outstandings if such outstandings have already been included in the outstanding principal balance of the Revolving Facility), the sum of the average daily outstanding principal balance of the Revolving Facility and Swing Line Outstandings during the applicable three (3)-month period, plus the aggregate face amount of all Letters of Credit outstanding at any time during the applicable three (3)-month period.  The Revolving Facility Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360)-day year, shall be due for any three (3)-month period during which the Lenders shall have any obligation in connection with the Facility, and shall be payable in arrears, commencing on June 30, 2011, and continuing on the last Business Day of every third (3rd) calendar month thereafter for so long as this Agreement remains in effect, and on the date on which the Obligations have been paid and satisfied in full.

(c) Other Fees.  The Borrowers shall pay to the Administrative Agent such other fees in the amounts, and at the times, pursuant to the Fee Letter, and as may be further agreed upon in writing by the Primary Operating Company and the Administrative Agent from time to time.

(d) Letter of Credit Fees.  The Borrowers shall pay any and all Letter of Credit fees as and when such fees become due and payable pursuant to this Agreement.

(e) Out-of-Pocket Fees and Expenses.  The Borrowers shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Administrative Agent, and of other special and local counsel and other experts, if any, engaged by the Administrative Agent) from time to time incurred by the Administrative Agent or the Lead Arranger in connection with (i) the syndication of the Loan or (ii) the drafting of, administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Administrative Agent) associated with any and all amendments, waivers or consents prepared, negotiated, executed, issued or delivered in connection with this Agreement.

1.8 Increases to the Revolving Facility Commitment Amount.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time after the Restatement Date, request Incremental Revolving Facility Commitments in an amount not to exceed the Uncommitted Incremental Revolving Facility Commitment Amount from one or more Incremental Revolving Facility Lenders, which, in the first instance, shall only include existing Lenders; provided that (i) no Lender shall have any obligation to become an Incremental Revolving Facility Lender, and (ii) if the full amount of the Incremental Revolving Facility Commitments being requested are not subscribed for by existing Lenders within ten (10) days of the delivery of such written notice, the Borrowers may offer such remaining Incremental Revolving Facility Commitments to other non-Lender financial institutions; provided further that each Incremental Revolving Facility Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent.  Each such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of Five Million and No/100 Dollars ($5,000,000.00) and a minimum amount of Ten Million and No/100 Dollars ($10,000,000.00), or equal to the Uncommitted Incremental Revolving Facility Commitment Amount) and (ii) the date on which such Incremental

Revolving Facility Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) days after the date of such notice).  Any Loan made or to be made pursuant to an Incremental Revolving Facility Commitment shall (A) constitute a Loan made pursuant to this Agreement, (B) be deemed advanced under the Revolving Facility, (C) bear interest and be repaid in accordance with this Agreement applicable to advances made under the Revolving Facility, without preference or priority, (D) be secured by the Collateral on a pari passu basis, and (E) be subject to all other terms and conditions of this Agreement applicable to Loans and advances thereof.

(b) The Borrowers and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Facility Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Facility Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Facility Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitment evidenced thereby.

(c) The Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Facility Commitment pursuant to this Section 1.8, the outstanding Loans under the Revolving Facility (if any) are held by the Lenders in accordance with their new pro rata Percentages.  This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Loans to be prepaid with the proceeds of a new Revolving Facility borrowing, (ii) by causing the existing Lenders to assign portions of their outstanding Loans to Incremental Revolving Facility Lenders, (iii) by permitting the Revolving Facility borrowings outstanding at the time of any increase in the Revolving Facility Commitment Amount pursuant to this Section 1.8 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Revolving Facility borrowings other than in accordance with their new pro rata Percentages, or (iv) by any combination of the foregoing.  Any prepayment or assignment described in this Subsection (c) shall be subject to indemnification by the Borrowers pursuant to this Agreement, but otherwise be without premium or penalty.

(d) Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective, unless on the date of such effectiveness, (i) no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default, and (ii) the Administrative Agent shall have received (A) a certificate dated such date and executed by the Chief Financial Officer or other duly authorized officer of the Borrowers, on behalf of the Borrowers, certifying that all of the representations and warranties set forth in Article 5 and in each of the other Loan Documents are true and correct in all respects on and as of the date of the certificate with the same effect as though made on and as of such date (except to the extent that a representation and warranty relates to an earlier date); (B) a duly executed Note, in form and substance acceptable to the Administrative Agent, which shall evidence the Loans to be made pursuant to the Incremental Revolving Facility Commitment; (C) UCC, judgment, bankruptcy, pending litigation and tax lien search results for the Borrowers, confirming that no intervening lien, claim or encumbrance (other than Permitted Liens) on any Collateral exists that would affect the legality, validity or priority of the liens in favor of the Administrative Agent for the ratable benefit of the Lenders with respect to such Collateral; (D) the applicable Incremental Revolving Facility Assumption Agreement, duly executed by the parties thereto, together with such other documents, instruments or agreements reasonably requested by the Administrative Agent; and (E) the applicable Incremental Revolving Facility Upfront Fee payable by the Borrowers to and for the account of each Incremental Revolving Facility Lender.

1.9 Appointment of the Primary Operating Company.  Each Borrower acknowledges that (a) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (b) it is receiving direct or indirect benefits from each such extension of credit; and (c) the obligations of the Borrower or Borrowers under this Agreement are the joint and several obligations of each Borrower.  To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Primary Operating Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower’s behalf, each Request for Advance and Certification and all other Loan Documents or other materials provided or to be provided to the Administrative Agent or any Lender pursuant to this Agreement or in connection with the Loan.  This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Administrative Agent.  Upon request of the Administrative Agent, each Borrower shall execute, acknowledge and deliver to the Administrative Agent a Power of Attorney, in form and substance reasonably satisfactory to the Administrative Agent, confirming and restating the power-of-attorney granted herein.

1.10 Joinder of New Subsidiaries and Affiliates. If required by the Administrative Agent, acting at the direction of the Required Lenders (or with respect to the joinder of any foreign entity, all Lenders), in their sole and absolute discretion, the Borrowers shall cause any present or future Affiliate of any Borrower in which such Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) to execute and deliver to the Administrative Agent (a) within forty-five (45) days of the date of formation or acquisition (as applicable) of any domestic entity, and (b) ninety (90) days of the date of formation or acquisition (as applicable) of any foreign entity (i) a Joinder Agreement in the form of Exhibit 6 (a “Joinder Agreement”), pursuant to which such Affiliate shall (A) join in and become a party to this Agreement and the other Loan Documents; (B) agree to comply with and be bound by this Agreement and all of the other Loan Documents; and (C) become a “Borrower” and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (ii) such other documents, instruments and agreements as may be reasonably required by the Administrative Agent in connection therewith (including an opinion of counsel), in form and substance acceptable to the Administrative Agent in all respects.  The Borrowers acknowledge and agree that the Administrative Agent shall have the right, at the Borrowers’ cost and expense, to perform a field audit of the Receivables, inventory, business and operations of any present or future Affiliate proposed to be joined as a “Borrower” hereunder.

ARTICLE 2

LETTERS OF CREDIT

2.1 Issuance.  The Borrowers and the Lenders acknowledge that from time to time the Borrowers may request that the LC Issuer issue or amend Letter(s) of Credit.  Subject to the terms and conditions of this Agreement, and any other requirements for letters of credit normally and customarily imposed by the LC Issuer, the LC Issuer agrees to issue such requested letters of credit, provided that no Event of Default has occurred and is continuing, and no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default.  If any such Letter(s) of Credit are issued by the LC Issuer, each of the Revolving Facility Lenders shall purchase from the LC Issuer a risk participation with respect to such Letter(s) of Credit in an amount equal to such Revolving Facility Lender’s Percentage of the Revolving Facility Commitment Amount.  The LC Issuer shall not have any obligation to issue any Letter of Credit that has an expiration date beyond the date which is three (3) Business Days prior to the Maturity Date, unless the Borrowers shall have deposited with such LC Issuer, concurrent with the issuance or renewal of any such Letter of Credit, cash security therefor in an amount equal to the face amount of the Letter of Credit.  Any request for a Letter of Credit shall be made by a Borrower submitting to the LC Issuer (with a copy to the Administrative Agent) an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a “Letter of Credit Application”) on the LC Issuer’s standard form, at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by a duly authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Administrative Agent or the LC Issuer may from time to time reasonably request.  Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement.  Letters of Credit shall not be issued for durations of longer than one (1) year.  Any outstanding Letter of Credit may be renewed from time to time; provided that (a) at least sixty (60) days’ prior written notice thereof shall have been given by the Borrowers to the Administrative Agent and the LC Issuer; (b) no Event of Default exists under the terms and conditions of the particular Letter of Credit or this Agreement, and no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default under the terms and conditions of the particular Letter of Credit or this Agreement; and (c) if the renewal period would expire after the Maturity Date, the Borrowers shall have deposited with the LC Issuer, concurrent with the renewal of such Letter of Credit, cash security therefor in an amount equal to the face amount of such Letter of Credit.

2.2 Amounts Advanced Pursuant to Letters of Credit.  Upon the issuance of any Letter(s) of Credit (a) any amounts drawn pursuant thereto shall be deemed advanced ratably under the Revolver Notes, shall bear interest and be payable in accordance with the terms of the Revolver Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolver Notes); and (b) each Revolving Facility Lender shall purchase from the LC Issuer such risk participations in the Letter(s) of Credit as shall be necessary to cause each Revolving Facility Lender to share the funding obligations with respect thereto ratably in accordance with such Lender’s Percentage.  All obligations and liabilities of the Borrowers to the LC Issuer in connection with any such Letter(s) of Credit shall be deemed to be “Obligations,” and the Administrative Agent shall not be required to release its security interest in the Collateral until (a) all sums due under the Notes and the other Obligations have been paid and satisfied in full, (b) all Letters of Credit have been canceled or expired, and (c) no Lender or the LC Issuer has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit.  Furthermore, in no event whatsoever shall the LC Issuer have any obligation to issue any Letter of Credit which would cause (a) the face amount of all then outstanding Letters of Credit issued for the account of any or all Borrowers to exceed Fifteen Million and No/100 Dollars ($15,000,000.00), in the aggregate, or (b) the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), to exceed the Revolving Facility Commitment Amount.

2.3 Letter of Credit Fees.  The Borrowers shall be jointly and severally liable for the payment of: (a) to the Administrative Agent, for the benefit of the Lenders ratably, a quarterly fee (the “Letter of Credit Fee”) at the annual rate equal to the Additional Libor Interest Margin corresponding to the Total Funded Debt to EBITDA Ratio reported as of the immediately preceding quarter, as set forth on Exhibit 7, which shall be calculated (i) on the face amount of each Letter of Credit as of the date of issuance (or the anniversary or amendment date, as applicable), and (ii) on the basis of the actual number of days elapsed and a three hundred sixty (360)-day year; and (b) to the LC Issuer, an issuance fee in an amount equal to the LC Issuer’s standard pricing for such fees, as amended from time to time, and the customary administrative charges (collectively, the “Letter of Credit Administration Fee”).  The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued, amended, extended or renewed and on the same day of every third (3rd) month thereafter during which such Letter of Credit shall remain issued or outstanding.  The Letter of Credit Administration Fee shall be due and payable simultaneously with the LC Issuer’s issuance, amendment, extension or renewal of the particular Letter of Credit (as the case may be).

2.4 Documentation.  Each Borrower agrees to be bound by the terms of the applicable Letter of Credit Application and the LC Issuer’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower's own.  In the event of a conflict between such Letter of Credit Application and this Agreement, this Agreement shall govern subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof and the terms of the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent official revision thereof.  Except in the case of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, the LC Issuer shall not be liable for any error, negligence or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.5 Liability for Acts and Omissions.  As between any Borrower and the LC Issuer, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the LC Issuer shall not be responsible for any of the following, including any losses or damages to any Borrower or other Person or property relating therefrom:  (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the particular Letter of Credit Application for such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Issuer shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other Person to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication of the proceeds of any drawing under such Letter of Credit by the beneficiary of any such Letter of Credit; or (h) any consequences arising from causes beyond the control of the LC Issuer, including any act or omission of any Government, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve the LC Issuer from liability for the LC Issuer’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, in connection with actions or omissions described in such clauses (a) through (h) of such sentence.  In no event shall the LC Issuer be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.  Without limiting the generality of the foregoing, the LC Issuer (i) may rely on any oral or other communication believed in good faith by the LC Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the LC Issuer in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document and honor any drawing in connection with any Letter of Credit that is the subject to such order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

ARTICLE 3

SECURITY

3.1 Security Generally.  As collateral security for the Loan and all other Obligations, the Borrowers hereby grant and convey to the Administrative Agent, for the benefit of the Lenders ratably, a security interest in all of the assets of each Borrower, including the following (collectively, the “Collateral”):

Receivables.  All of each Borrower’s present and future right, title and interest in and to any and all Accounts, contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business each Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of Inventory;

Inventory.  All of each Borrower’s present and future right, title and interest in and to any and all Inventory and Goods, wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by each Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting Inventory;

Other Collateral.  All of each Borrower’s present and future right, title and interest in and to any and all cash, Permitted Investments, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, whether any of the foregoing shall be now owned or hereafter acquired by such Borrower, together with all of each Borrower’s present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including all of each Borrower’s present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

Stock or Other Ownership Interests.  All of each Borrower’s present and future right, title and interest in and to any and all of the issued and outstanding capital stock, membership interests or other ownership interests in any other Borrower or any Foreign Borrower, whether such interests are now or hereafter issued or outstanding and whether now or hereafter acquired by such Borrower, together with all voting, economic and other rights thereof or appurtenant thereto, pursuant to the Stock Security Agreement, Membership Interest Assignment or such other documents, instruments or agreements as may be reasonably required by the Administrative Agent;

Leases.  All of each Borrower’s present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment or occupancy of real property or any improvements thereon; provided, however, that if the terms of any such lease or other contract require such Borrower to notify or obtain the prior written consent of a third party for the grant of a security interest in such lease or other contract, the security interest granted hereby in such lease or other contract shall not be effective until such notification is delivered or such consent is obtained;

Records.  All of each Borrower’s present and future right, title and interest in and to any and all records, documents and files, in whatever form, pertaining to the Collateral; and

Proceeds, Etc.  Any and all Proceeds of the foregoing and all increases, substitutions, replacements or additions to any or all of the foregoing.

The foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral that was previously made pursuant to or in accordance with the Existing Loan Agreement and the other Loan Documents; the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect; and the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be supplemental to such prior grant and conveyance.

Notwithstanding the foregoing, but subject to applicable provisions of Article 9 of the UCC, the above described grant and conveyance shall not be deemed to include the grant and conveyance of (a) any Government Contract, Government Subcontract or Commercial Contract, which by its terms or Applicable Laws may not be conveyed; however, in any such situation(s), the Administrative Agent’s security interest shall include (i) the entirety of each Borrower’s right, title and interest in and to all Receivables and all other Proceeds directly or indirectly arising from such Government Contract, Government Subcontract or Commercial Contract, and (ii) all other rights and interests which any Borrower may lawfully convey to the Administrative Agent with respect to such Government Contract, Government Subcontract or Commercial Contract (including a conveyance of the applicable Commercial Contract if such prohibition on conveyance is negated by Applicable Laws); (b) any stock or other ownership interests of a Foreign Borrower in excess of sixty-five percent (65%) of all of the issued and outstanding stock or other ownership interests of such Foreign Borrower; (c) motor vehicles titled in the name of any Borrower; and (d) except as otherwise set forth in this Section 3.1 with respect to leases and elsewhere in this Agreement, interests in real property owned by any Borrower.

3.2 No Preference or Priority.  Subject to Section 1.4(d), each of the Obligations shall be secured without preference or priority; it being the intention of the parties that the Obligations shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due under the Loan Documents.

ARTICLE 4

CONDITIONS TO THE LENDERS’ OBLIGATIONS

The initial performance of the Lenders’ obligations under this Agreement shall be subject to the following conditions:

4.1 Compliance with Law and Agreements; Third Party Consents.  The Lenders shall be reasonably satisfied that (a) the Loan shall be in full compliance with all legal requirements and bank regulations, (b) all regulatory and third party consents and approvals required to be obtained, including those required as part of the Wheeler Acquisition have been obtained, and (c) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

4.2 Financial Condition.  There shall have been no material adverse change in the financial condition of the Borrowers, taken as a whole, between the date of the most recent financial statement(s) delivered to the Lenders and the Restatement Date.

4.3 Litigation/Bankruptcy.  There shall be no pending or threatened litigation by any entity (private or governmental) with respect to the Loan or any documentation executed in connection therewith, nor shall there be any litigation, bankruptcy or other proceedings against any Borrower which would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets or prospects of any Borrower on a going forward basis, or that would reasonably be expected to have a material adverse effect on any Borrower’s ability to pay and perform the Obligations on a going forward basis.

4.4 Opinion of Counsel.  The Administrative Agent shall have received an opinion of Borrowers’ counsel with respect to each Borrower in form and substance satisfactory to the Administrative Agent and its counsel in all respects.

4.5 No Default.  There shall exist no Event of Default, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default.

4.6 Documentation.  The Administrative Agent shall have received the following: (a) all of the Loan Documents executed by a duly elected officer of each Borrower; (b) such financial statements, projections, certificates of good standing, corporate resolutions, limited liability company consents, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Administrative Agent and the Lenders (including all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act); (c) a copy of the executed Wheeler Purchase Agreement and related documents evidencing that the Wheeler Acquisition has been consummated in accordance with the Wheeler Purchase Agreement; (d) an Authorization executed by each Lender; (e) a third party prepared quality of earnings report (which shall include a review of the Accounts, general liabilities and books and records of Wheeler Bros., Inc.); (f) third party customer surveys with respect to the primary customers of Wheeler Bros., Inc.; and (g) evidence of the Borrowers’ pro forma covenant compliance as of the Restatement Date.  All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Administrative Agent, the Lenders and their respective counsel.

4.7 Restatement Costs and Expenses.  The Borrowers shall have paid all fees payable to the Administrative Agent or the Lenders, plus all Restatement costs and expenses incurred by the Administrative Agent in connection with the transactions contemplated hereby, including all filing fees, recording costs, out-of-pocket syndication costs and expenses and the reasonable attorneys’ fees and expenses of the Administrative Agent.

4.8 Restatement Matters. On or before the Restatement Date:

(a) The Administrative Agent shall have received (i) a certificate, dated the Restatement Date and signed by the Chief Financial Officer or other duly authorized officer of the Primary Operating Company, on behalf of the Borrowers, certifying (A) that attached thereto is a true, correct, and recently state certified the certificate or articles of incorporation or formation (or similar document) of each Borrower and that such certificate or articles have not been modified, rescinded, or amended and are in full force and effect as of the Restatement Date, (B) that attached thereto is a true, correct, and complete copy of the by-laws or operating agreement (or similar document) of each Borrower and that such by-laws or operating agreement (or similar document) has not been modified, rescinded or amended and are in full force and effect as of the Restatement Date, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other equivalent body of each Borrower, authorizing the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by such Borrower, the undertaking by such Borrower of the Obligations, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Restatement Date, and (D) as to the incumbency and specimen signature of each officer executing this Agreement, the Notes or any other Loan Document or any other document delivered in connection therewith on behalf of such Borrower; and (ii) a certificate of another officer as to the incumbency and specimen signature of the chief financial officer or other duly authorized officer executing the certificate pursuant to clause (i) above;

(b) This Agreement, the Notes and all other Loan Documents required to be executed and delivered by any Lender or any Borrower shall have been executed and delivered to the Administrative Agent in form and substance acceptable to the Administrative Agent, all such documents shall be in full force and effect, and each such document (including each UCC financing statement) required by Applicable Laws or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue in favor of the Administrative Agent for the benefit of the Lenders, ratably a valid, legal and perfected first-priority (except to the extent otherwise provided therein) security interest in and lien on the Collateral (subject to any Permitted Lien) described therein shall have been prepared and delivered to the Administrative Agent;

(c) All legal matters incident to this Agreement and the Restatement shall be reasonably satisfactory to the Lenders and the Administrative Agent;

(d) The Administrative Agent and the Lenders shall be reasonably satisfied with the condition (financial or otherwise), results of operations, assets, liabilities and prospects of the Borrowers up to the Restatement Date; and

(e) After giving effect to the Restatement, all representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be, with respect to such representations and warranties not qualified by “materiality,” true, accurate and complete in all material respects, and with respect to those representations and warranties qualified by “materiality,” true, accurate and complete in all respects.

4.9 Security Interests.  The Borrowers shall have executed and delivered all documentation that the Administrative Agent deems necessary or appropriate for the perfection of any liens granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement or any other Loan Document.

4.10 Insurance.  The Borrowers shall have delivered to the Administrative Agent for the ratable benefit of the Lenders evidence of compliance with the insurance requirements set forth in this Agreement and the other Loan Documents.

4.11 Other Deliveries.  The Borrowers shall have provided to the Administrative Agent all other documents, instruments and agreements requested by the Administrative Agent on or prior to the Restatement Date.

4.12 Government Contracts.  Since June 30, 2006, no notice of suspension, debarment, unremedied cure notice, show cause notice or notice of termination for default shall have been issued by the Government to any Borrower, and no Borrower shall have been a party to any pending, or to any Borrower’s knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other material adverse Government action or proceeding in connection with any Government Contract, except that for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business not involving allegations of fraud, malfeasance, misappropriation, criminal activity or similar wrongdoing shall not be deemed to be adverse Government action(s) or proceeding(s).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement or make any advances to the Borrowers pursuant to this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

5.1 Existence and Qualification.  Each Borrower is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of incorporation or organization referenced in the preamble of this Agreement, with all corporate or limited liability company power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as may in the future be conducted.  Each Borrower has only one jurisdiction of incorporation or organization (as the case may be).  Except as set forth in Schedule 5.1, each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary.

5.2 Authority; Noncontravention.  Except as set forth in Schedule 5.2, the execution, delivery and performance of the obligations of each Borrower set forth in this Agreement, the Notes, the other Loan Documents, and the Wheeler Purchase Agreement (a) have been duly authorized by all necessary corporate, limited liability company, stockholder or member action (as applicable); (b) do not require the consent of any Government; (c) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower’s Articles/Certificate of Incorporation, Articles/Certificate of Organization, By-laws, Operating Agreement, Material Contracts existing as of the Restatement Date, or any order or regulation of any Government or arbitration board or tribunal; and (d) except as permitted by the terms and conditions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower.  When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

5.3 Financial Position.  The financial statements listed on Schedule 5.3, copies of which have been delivered to the Lenders (a) present fairly the financial condition of the Borrowers as of the date(s) thereof and the results of the Borrowers’ operations for the periods indicated therein, (b) were prepared in accordance with GAAP, (c) with respect to all historical data, are true and accurate in all material respects, (d) with respect to all projections, are reasonable, and (e) are not misleading in any material respect.  Except as set forth on Schedule 5.3, all material liabilities, fixed or contingent (including, without limitation, those fixed or contingent liabilities of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or more), are fully shown or provided for on the referenced financial statements or the notes thereto as of the date(s) thereof.  There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrowers, taken as a whole, since the date of the most recent balance sheet listed on Schedule 5.3.  All filings by the Primary Operating Company required by the SEC or the SEC Act have been filed as and when required (except to the extent appropriate extensions have been obtained and remain in effect), and no Borrower has received written notice of any violation of the SEC Act or any other law, rule or regulation of the SEC that has not been disclosed to the Administrative Agent in writing.

5.4 Payment of Taxes.  Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government or with any state or local governments, and has paid in full or made adequate provision on its books as required under GAAP for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in any lien other than Permitted Liens or otherwise jeopardize the Administrative Agent’s or the Lenders’ interests in any Collateral, and adequate reserves therefor have been established as required under GAAP.

5.5 Accuracy of Submitted Information; Omissions.  As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Administrative Agent pursuant to this Agreement or otherwise in connection with the Loan (a) are true and correct in all material respects; (b) do not contain any untrue statement of a material fact; and (c) do not omit any material fact necessary to make the statements contained therein or herein not misleading.  No Borrower is aware of any fact that has not been disclosed to the Administrative Agent in writing which would reasonably be expected to have a Material Adverse Effect.

5.6 Government Contracts/Government Subcontracts.  Except for the matters set forth on Schedule 5.6(a), since June 30, 2006, no notice of suspension, debarment, unremedied cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and no Borrower is a party to any pending, or to any Borrower’s knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other material adverse Government action or proceeding in connection with any Government Contract; except that for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s).  All Government Contracts existing as of the Restatement Date and having (a) a remaining contract value of One Million and No/100 Dollars ($1,000,000.00) or more, and (b) a remaining term of twelve (12) months or longer are listed on Schedule 5.6(b).

5.7 No Defaults or Liabilities.  No Borrower is in default of any obligation, covenant or condition contained in any Material Contract that would reasonably be expected to have a Material Adverse Effect.  Additionally, except for the matters disclosed on Schedule 5.9, there is no litigation, legal or administrative proceeding or investigation pending against any Borrower, and, to the knowledge of any Borrower, no litigation, legal or administrative proceeding or investigation has been threatened against any Borrower, that has not been disclosed on Schedule 5.9 and which involves amounts in excess of One Million and No/100 Dollars ($1,000,000.00) or which could prejudice, in any material respect, the Administrative Agent’s or any Lender’s rights or remedies under any Loan Document, or the priority, perfection or enforceability of the Administrative Agent’s security interest in or lien on any Collateral.

5.8 No Violations of Law.  No Borrower is in violation of any Applicable Laws in any material respect; no Borrower has failed to obtain any license, permit, franchise or other Government authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws, except for such non-compliance which, considered in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.9 Litigation and Proceedings.  Except for the matters set forth on Schedule 5.9, as of the Restatement Date, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any Government, or before any arbitration board or tribunal, that involves the possibility of any judgment or liability not fully covered by insurance, which, if determined adversely to the interests of any Borrower, would reasonably be expected to have a Material Adverse Effect.  No Borrower is in default with respect to any order, writ, injunction or decree of any court, Government or arbitration board or tribunal.

5.10 Security Interest in the Collateral.  Each Borrower is the sole legal and beneficial owner of the Collateral owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and conditions of this Agreement.  Except as expressly set forth in this Agreement, the security interests and liens granted by the Borrowers to the Administrative Agent pursuant to this Agreement constitute valid and enforceable security interests in and liens on each item of the Collateral of the type or nature that may be made subject to a security interest under the UCC, subject to no other liens other than Permitted Liens.  Upon execution of this Agreement, and subject to (a) the filing of UCC-1 financing statements containing a description of the Collateral and naming the Borrowers as debtors in the appropriate jurisdictions as determined by applicable law, or (b) the requirements of any applicable foreign law(s) that dictate an alternative or additional method of perfecting the security interest in the Collateral pursuant to this Agreement, the security interests and liens granted by the Borrowers to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement (i) constitute perfected security interests in all Collateral of the type or nature in which a security interest may be perfected by filing, recording or registering a financing statement in the United States pursuant to the UCC, (ii) shall be superior to and prior to any other lien on any of such Collateral (but excluding Collateral consisting of capital stock, membership interests or ownership interests in any Foreign Borrower), other than Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other than the filing of continuation statements in accordance with Applicable Law, and (iii) in the case of Collateral consisting of capital stock, membership interest(s) or ownership interest(s) in any Borrower or Foreign Borrower, subject to (A) having control thereof within the meaning of the UCC, and (B) satisfaction of any requirements of Applicable Laws of a foreign jurisdiction that dictate an alternative or additional method of perfection, shall be superior to and prior to any other lien on any of such Collateral, other than Permitted Liens.

5.11 Principal Place of Business; Location of Books and Records.  As of the Restatement Date, each Borrower maintains its principal place of business and the office where it keeps its books and records with respect to Receivables at the locations listed on Schedule 2.  Schedule 5.11 sets forth all primary business locations of the Borrowers situated within the United States as of the Restatement Date and where Borrower assets valued, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00) are located as of the Restatement Date.

5.12 Fiscal Year.  Each Borrower’s Fiscal Year ends on December 31st.

5.13 Pension Plans.

(a) Except for the matters set forth on Schedule 5.13(a), the present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), from time to time maintained by the Borrowers or any ERISA Affiliate (individually, a “Pension Plan” and collectively, the “Pension Plans”) did not, as of December 31, 2010, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b) Except for the matters set forth on Schedule 5.13(b), no Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by ERISA Section 406 or a non-exempt “prohibited transaction,” as such term is defined in Code Section 4975;

(c) Except for the matters set forth on Schedule 5.13(c), no Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no “reportable events” (as such term is defined in ERISA Section 4043 and the ERISA regulations) with respect to any pension plan or trust created thereunder after June 30, 1974; and

(d) No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in ERISA Section 302 or Code Section 412) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

(e) None of the Borrowers, or any of their ERISA Affiliates (i) makes, or is obligated to make, contributions to a multiemployer plan (as defined in ERISA Section 3(37)) or has ever contributed, or been obligated to contribute, to such a plan in the past; (ii) maintains or has ever maintained (A) any plan that has been subject to Title IV of ERISA, or (B) a defined benefit plan (as defined in ERISA Section 3(35)); or (iii) has any liability or would reasonably be expected to have any liability with respect to any plan identified in the immediately preceding clause (ii) above.

5.14 O.S.H.A., ADA and Environmental Compliance.

(a) Each Borrower has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the Federal Occupational Safety and Health Act (“O.S.H.A.”), the Americans with Disabilities Act (“ADA”), the Environmental Protection Act, RCRA and all other environmental laws that non-compliance with would reasonably be expected to have a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws;

(b) each Borrower has been issued all required federal, state and local licenses, certificates and permits required in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not reasonably be expected to have a Material Adverse Effect; and

(c) (i) there are no visible signs of releases, spills, discharges, leaks or disposals (collectively referred to herein as “Releases”) of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (iii) no real property owned, or to the actual knowledge of any Borrower premises leased, by any Borrower has ever been used by any Borrower (and to the best of each Borrower’s knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) to the best of each Borrower’s knowledge, no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer’s instructions and Government regulations, and as are necessary or appropriate for the operation of the business of the Borrowers.

5.15 Intellectual Property.  All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower are (a) owned or utilized by such Borrower, and (b) valid and, except with respect to licenses, trade secrets and certain copyrights, have been duly registered or filed with all appropriate Government.  Schedule 5.15(a) sets forth all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower as of the Restatement Date, and except as disclosed in Schedule 5.15(a), there is no objection or pending challenge to the validity of any such patent, trademark, copyright, trade name, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto.  Except as disclosed in Schedule 5.15(b), as of the Restatement Date, no Borrower pays any royalty to any Person in connection with any patent, trademark, copyright, trade name, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, trade name, trade secret or license.

5.16 Existing or Pending Defaults; Material Contracts.  No Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract.

5.17 Leases and Real Property.  Except as disclosed on Schedule 5.17, no Borrower owns any real property other than fixtures that may relate to various leaseholds.  All leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers’ best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto.  To the Borrowers’ best knowledge, all necessary Government approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

5.18 Labor Relations.  There are no strikes, work stoppages, material grievance proceedings, union organization efforts or other controversies pending, or to any Borrower’s knowledge, threatened or reasonably anticipated, between any Borrower and (a) any current or former employee of any Borrower or (b) any union or other collective bargaining unit representing any such employee.  Each Borrower has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.18, as of the Restatement Date, there are no collective bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower.  Except for liabilities and obligations to the Lenders and the Administrative Agent pursuant to this Agreement, the consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any Person.

5.19 Assignment of Contracts  No existing Government Contract, Government Subcontract or other Material Contract (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract, Government Subcontract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person (other than in favor of the Administrative Agent for the benefit of the Lenders ratably).

5.20 Contribution Agreement.  The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time and in connection with this Agreement), and no Borrower is in default thereunder.

5.21 Registered Names.  The corporate or company name of each Borrower set forth in this Agreement and the other Loan Documents (including all of the UCC-1 financing statements) is accurate in all respects, and such corporate or company name is identical to the corporate or company name of record with such Borrower’s jurisdiction of incorporation or organization (as applicable).

5.22 Ownership of the Borrowers.  All of the issued and outstanding capital stock or other ownership interests of each Borrower, other than the Primary Operating Company, is owned by the Primary Operating Company, free and clear of any and all liens, claims and encumbrances of any type or nature (other than the security interests granted to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement).

5.23 Solvency.  Both prior to and after giving effect to the transactions contemplated by the terms and conditions of this Agreement and the Wheeler Acquisition, (a) each Borrower owned and owns property (including the Borrower’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower’s Indebtedness, (b) each Borrower was and is able to pay all of its Indebtedness as such Indebtedness matures, and (c) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

5.24 Foreign Assets Control Regulations, Etc. No Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended.  No Borrower is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Borrowers (a) is a Blocked Person or (b) engages in any dealings or transactions or is otherwise associated, with any such Blocked Person.

5.25 Federal Reserve Regulations. No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of any Lender.  For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to any Lender), have the respective meanings assigned thereto in regulations issued by the Board.

5.26 Commercial Tort Claims.  No Borrower is a party to any Commercial Tort Claims, except as shown on Schedule 5.26.

5.27 Letter of Credit Rights.  No Borrower has any Letter of Credit Rights, except as shown on Schedule 5.27.

5.28 Investment Company Act.  No Borrower is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person that is an investment company within the meaning of said Act.

5.29 Accounts.  With respect to all Accounts and to the best of the Borrowers’ knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to the Administrative Agent for the benefit of itself and the Lenders); (b) they represent bona fide transactions completed in accordance with the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefor is in accordance with all Applicable Laws; (c) the amounts shown on the respective Borrower’s books and records, with respect thereto are actually and absolutely owing to that Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by that Borrower in the ordinary course of its business; (d) no payments have been or shall be made thereon except payments turned over to the Administrative Agent by the Borrowers to reduce the Obligations; (e) all Account Debtors thereon have the capacity to contract; and (f) the goods sold, leased or transferred or the services furnished giving rise thereto are not subject to any liens except the security interest granted to the Administrative Agent and the Lenders by this Agreement and Permitted Liens.

5.30 Survival of Representations and Warranties.  All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds, unless the Borrower is unable to remake or redate any such representation or warranty, discloses the same to the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

5.31 Wheeler Acquisition.  The Wheeler Acquisition has been consummated pursuant to the Wheeler Purchase Agreement.

ARTICLE 6

AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Administrative Agent and the Lenders that:

6.1 Payment of Loan Obligations.  Each Borrower will duly and punctually pay all sums to be paid to the Lenders, Affiliates of the Lenders, the Lead Arranger and the Administrative Agent in accordance with the Loan Documents, and will comply with, perform and observe all of the terms and conditions thereof.

6.2 Payment of Taxes.  Each Borrower will promptly pay and discharge when due all federal, state and other Government taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in any lien other than Permitted Liens or otherwise jeopardize the Administrative Agent’s or the Lenders’ interests in any Collateral, and adequate reserves therefor have been established as required under GAAP.

6.3 Delivery of Financial and Other Statements.  The Borrowers shall deliver to the Administrative Agent and the Lenders (as applicable) financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied, as follows:

(a) (i) on or before the one hundred twentieth (120th) day following the close of each Fiscal Year, the Borrowers will submit to the Administrative Agent and the Lenders annual audited and unqualified consolidated financial statements, which shall include income statements, balance sheets and cash flow statements, and be accompanied by consolidating schedules and certified by an independent certified public accountant acceptable to the Administrative Agent, and (ii) on or before the thirtieth (30th) day following their issuance, the Borrowers will submit to the Administrative Agent all management letters (if issued, including any management letter stamped “draft” or stamped with similar language) issued as part of, related to, or in conjunction with, the preparation of any financial statements of the Borrowers;

(b) on or before the thirtieth (30th) day following the close of each Fiscal Year, the Borrowers will submit to the Administrative Agent and the Lenders annual consolidated and consolidating projections for the Borrowers for the next Fiscal Year in form and substance reasonably satisfactory to the Administrative Agent and certified by the Chief Financial Officer or another duly authorized executive officer of the Primary Operating Company, on behalf of the Borrowers;

(c) on or before the forty-fifth (45th) day following the close of each Fiscal Quarter, the Borrowers will submit to the Administrative Agent and the Lenders (i) an unaudited consolidated and consolidating balance sheet and income statement, reporting the Borrowers’ current financial position and the results of their operations for the Fiscal Quarter then ended and year-to-date, (ii) internally prepared statements of cash flow and system generated contract/status backlog reports, (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form of Exhibit 5, (iv) a quarterly outstanding bid and performance bond report, together with a job status report with respect to each open and outstanding project of the Borrowers covered by a performance bond (including with respect to each bond, the principal name, the bond number, the government agency, a brief description of the work being performed thereunder, the bond amount, the effective and expiration dates thereof, and with respect to such bonded work, the period of performance (completion) and all revenues and costs to date), and accompanied by a schedule of any and all performance bonds comprising the Backstopped Bonded Amount, as well as those performance bonds constituting Pending Release Bonds, and (v) a written report listing all office locations of the Borrowers and denoting each office location where the Borrowers maintain their books and records, each of which shall be in form and substance satisfactory to the Administrative Agent in all respects and certified by the Chief Financial Officer or another duly authorized executive officer of the Primary Operating Company, on behalf of the Borrowers;

(d) on or before the thirtieth (30th) day following the close of each Fiscal Quarter, the Borrowers will submit to the Administrative Agent and the Lenders detailed current aged billed Receivable reports, and aged accounts payable report;

(e) within sixty (60) days of the Restatement Date, the Borrowers will submit to the Administrative Agent and the Lenders a consolidated balance sheet of the Borrowers dated as of the Restatement Date, prepared by an independent certified accountant reasonably acceptable to the Administrative Agent, which shall be in form reasonably satisfactory to the Administrative Agent, and be certified by the Chief Financial Officer or another duly authorized executive officer of the Primary Operating Company, on behalf of the Borrowers;

(f) within ten (10) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Administrative Agent and the Lenders copies of all public filings, disclosure statements or registration statements that any Borrower issues to, distributes to or files with the SEC or any state agency or department regulating securities (or any other Person, pursuant to the rules or regulations of the SEC or any state agency or department regulating securities);

(g) not less than thirty (30) days prior to any change of or addition to any of the locations within the United States where any Collateral (other than Receivables) valued, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00) is or will be located, or any change of or addition to the location(s) of the books and records used to generate any Receivables, the Borrowers will submit to the Administrative Agent a written notice specifying the new address or location of such Collateral or books and records (as the case may be), and if required pursuant to Section 6.17, the written notice from the Borrowers shall be accompanied by the landlord lien waiver required thereunder, executed by the landlord for such new location;

(h) within thirty (30) days of the occurrence of any transaction by a Borrower involving the purchase, sale, lease, or other acquisition or loss or casualty to or disposition of an interest in fixed or capital assets which exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), the Borrowers will submit to the Administrative Agent a written notice describing in detail the purchase, sale, lease, or other acquisition or loss or casualty to or disposition of such interest in fixed or capital assets;

(i) promptly upon the request of the Administrative Agent, the Borrowers will provide to the Administrative Agent such other information and reports relating to each Borrower’s business, operations, properties or prospects as the Administrative Agent may from time to time reasonably request (including all documentation and other information required by bank regulatory authorities from time to time applicable to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act); and

(j) from time to time but no less than quarterly at all times while any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will submit to the Administrative Agent an updated Schedule 5.6(b) to list the contract numbers, the contracting parties’ names and addresses, the contract dates, the contracting officer’s and disbursing officer’s names and addressed, and a brief description of the scope of work for all Government Contracts of the Borrowers that (i) constitute Material Contracts, and (ii) have a remaining term of twelve (12) months or longer.

The Borrower certifications required under this Section 6.3 shall (a) with respect to historical data, be true and accurate in all material respects, and (b) with respect to projections, be reasonable.

6.4 Maintenance of Records; Review by the Administrative Agent.  Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency, will permit the Administrative Agent’s officers or any of the Administrative Agent’s authorized representatives or accountants to visit and inspect each Borrower’s offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Borrower, all at such reasonable times during normal business hours, and as often as the Administrative Agent may reasonably request.

6.5 Maintenance of Insurance Coverage. Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, worker’s compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by and Government, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Administrative Agent, and will furnish to the Administrative Agent certificates evidencing such continuing insurance.  The Administrative Agent, for the benefit of the Lenders ratably, shall be named as the loss payee on all hazard and casualty insurance policies and as an additional insured on all liability insurance policies.  All insurance policies shall also provide (a) that the insurer shall endeavor to provide not less than thirty (30) days written notice to the Administrative Agent prior to expiration, cancellation or material change in any coverage or otherwise, except where the expiration or cancellation of a policy results from non-payment of premium(s) or non-renewal of the policy (in which case the policy shall provide for not less than ten (10) days prior written notice); and (b) for waiver of subrogation.

6.6 Maintenance of Property/Collateral; Performance of Contracts.  Each Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Administrative Agent’s officers or authorized representatives to visit and inspect the Collateral and each Borrower’s tangible property at such reasonable times during normal business hours, as and when the Administrative Agent deems necessary or appropriate.  Each Borrower shall perform all obligations under all Material Contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

6.7 Maintenance of Existence. Each Borrower will maintain its corporate or company existence (as applicable) in its state of incorporation or organization as of the Restatement Date, and will provide the Administrative Agent with evidence of the same from time to time upon the Administrative Agent’s request.  Each Borrower will maintain its corporate or company registration or qualification in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction would reasonably be expected to have a Material Adverse Effect, and will provide the Administrative Agent with evidence of the same from time to time upon the Administrative Agent’s request.

6.8 Maintenance of Certain Deposit Accounts with the Administrative Agent.  Except for the Transitional Deposit Accounts, the Wheeler Administrative Accounts and any Permitted Foreign Bank Accounts, each Borrower will at all times maintain its primary operating accounts, including all depository accounts (time and demand), disbursement accounts and collection accounts, and all of its other bank accounts, with the Administrative Agent.  Each Borrower and each Lender maintaining a bank account of any Borrower expressly acknowledges and agrees that (a) the Administrative Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender’s possession of such bank account constitutes “control” for purposes of perfecting the Administrative Agent’s security interest in and to such bank account under the UCC or otherwise, (c) such Lender’s rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Administrative Agent granted pursuant to this Agreement or available pursuant to Applicable Laws, and (d) except for such deposit accounts maintained exclusively for health care and dependent care employee benefits, at no time shall funds in any such bank account exceed Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate, nor serve as anything other than a transitional account until funds can be transferred to the bank accounts maintained by the Administrative Agent.

6.9 Maintenance of Management.  The Borrowers will notify the Administrative Agent in writing of the change of any executive officer or director of the Primary Operating Company within thirty (30) days of the date of any such change.

6.10 Disclosure of Defaults, Etc.

(a) Promptly upon the occurrence thereof, each Borrower will provide the Administrative Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default.  In addition, each Borrower will promptly advise the Administrative Agent and the Lenders in writing of any condition, act, event or occurrence which comes to such Borrower’s attention that would reasonably be expected to prejudice the Administrative Agent’s or any Lender’s rights in connection with any Material Contract, any Collateral, this Agreement, any Note, any other Loan Document or the Wheeler Purchase Agreement, including the details of any pending or threatened suspension, debarment or other Government action or proceeding, any pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or lien (other than a Permitted Lien) against any Borrower, its assets or property.  Additionally, the Borrowers agree to provide written notice to the Administrative Agent and the Lenders within five (5) Business Days of the date on which any obligation of a Borrower for the payment of borrowed money in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof.

(b) If, at any time after the Restatement Date, any Borrower shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any Person acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent and each Lender within five (5) Business Days of such Borrower’s receipt thereof.  Furthermore, if any Borrower shall issue, give or deliver to the Government, any Prime Contractor or any Person acting for or on behalf of the Government or such Prime Contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent and each Lender and concurrent with the Borrower’s issuance or delivery thereof to the Government, such Prime Contractor or any Person acting for or on behalf of the Government or such Prime Contractor.  If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent and each Lender pursuant to this Section 6.10 contains any information deemed “classified” by the Government or the dissemination of any such information to the Administrative Agent and each Lender would result in the Borrowers violating any Applicable Laws or Government Contract, then the Borrowers shall deliver to the Administrative Agent and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating such Applicable Laws or Government Contract.

6.11 Security Perfection; Assignment of Claims Act; Payment of Costs.  The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Administrative Agent or Lenders pursuant hereto or any other Loan Document.  On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Borrowers, such Borrower(s) shall execute all documents necessary or appropriate to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the “Government Contract Assignments”) in connection with each such Government Contract; however, (a) no Borrower’s failure to execute and deliver any Government Contract Assignment shall constitute a default, breach or violation of the Borrowers’ obligation(s) set forth in this Section 6.11, unless the Administrative Agent shall have made written demand upon the Borrowers to fully and faithfully comply with its obligation(s) with respect to Government Contract Assignments set forth in this Section 6.11 above; and (b) no Government Contract Assignment shall be required for any Government Contract that (i) does not constitute a Material Contract (unless such demand shall be made after the occurrence and during the continuation of an Event of Default, in which case Government Contract Assignments can be required by the Administrative Agent for any Government Contract), or (ii) has a remaining term of less than twelve (12) months (with no option to extend).  The Borrowers acknowledge that the Administrative Agent and the Lenders will be irreparably harmed if any Borrower fails or refuses to execute and deliver any Government Contract Assignment after the Administrative Agent’s demand therefor, as and when required pursuant to this Section 6.11, and that the Administrative Agent and the Lenders have no adequate remedy at law.  In such event, the Borrowers agree that the Administrative Agent shall be entitled, in addition to all other rights and remedies available to the Administrative Agent or the Lenders, to injunctive or other equitable relief to compel the Borrowers’ full compliance with the requirements of this Section 6.11.  All costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers.  Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders’ income and franchise taxes), that may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

6.12 Defense of Title to Collateral.  The Borrowers will at all times defend the Lenders’, the Administrative Agent’s and Borrowers’ rights in the Collateral, subject to the Permitted Liens, against all Persons and all claims and demands whatsoever, and will, upon request of the Administrative Agent (a) furnish such further assurances of title as may be required by the Administrative Agent, and (b) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by Applicable Laws or otherwise to perfect, preserve, maintain or continue the interests of the Administrative Agent or Lenders in any Collateral.

6.13 Compliance with Law.  Each Borrower will conduct its businesses and operations in compliance with (a) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (b) the provisions of its charter documents and other corporate governance documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all applicable decrees, orders and judgments; whenever the noncompliance with or the non-observance of which would reasonably be expected to have a Material Adverse Effect.

6.14 Other Collateral Covenants.

(a) The Borrowers will, at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its and any Lender’s ownership or security interests in any Collateral.

(b) The Borrowers shall promptly notify the Administrative Agent in writing if, at any time, any issuer of uncertificated securities, securities intermediary or commodities intermediary has issued or holds, or will issue or hold, any financial assets or commodities to or for the benefit of any Borrower, and the Borrowers shall obtain authenticated control letters from such issuer or intermediary, in form and substance reasonably satisfactory to the Administrative Agent, within ten (10) days of the Administrative Agent’s demand therefor.

(c) If any Borrower is or becomes the beneficiary of a letter of credit, such Borrower shall promptly, and in any event within three (3) Business Days after becoming a beneficiary, notify the Administrative Agent thereof and, following the Administrative Agent’s request, enter into a tri-party agreement with the Administrative Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Administrative Agent and directing all payments thereunder to an account designated by the Administrative Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrowers shall promptly take all action necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the UCC and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e) The Borrowers hereby irrevocably authorize the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) describe Collateral (A) as all assets of the Borrowers or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether any Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  The Borrowers shall furnish any such information to the Administrative Agent promptly upon request.  The Borrowers also ratify their authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto or continuations thereof, if filed prior to the Restatement Date.

(f) The Borrowers shall promptly, and in any event within three (3) Business Days after the same is acquired by any Borrower, notify the Administrative Agent of any Commercial Tort Claim acquired by a Borrower and unless otherwise consented to by the Administrative Agent, such Borrower shall enter into a supplement to this Agreement, granting to the Administrative Agent, for the benefit of the Lenders ratably, a perfected security interest in such Commercial Tort Claim.

(g) If any Borrower retains possession of any Chattel Paper or Instruments with the Administrative Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Citizens Bank of Pennsylvania, as Administrative Agent.”

(h) No Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the Restatement Date without the prior written consent of the Administrative Agent.

(i) Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Borrower’s rights under UCC Section 9-509(d)(2).

(j) Each Borrower acknowledges that the Administrative Agent reserves the right to require the Borrowers to execute and deliver to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent and within thirty (30) days of the Administrative Agent’s request, such documents, instruments and agreements (including, without limitation, a mortgage, deed of trust, environmental assessment, title insurance, flood zone certificates, flood insurance (if applicable), surveys and/or other similar and customary real estate documentation) which the Administrative Agent may reasonably request to confirm and/or perfect its security interest in and to all or any portion of the real property that is being leased to the Borrowers pursuant to the Wheeler Lease Agreement as of the Restatement Date if any Borrower shall purchase or otherwise acquire fee simple (or similar) title to all or any portion of such real property after the Restatement Date.

6.15 Financial Covenants of the Borrowers.  So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below:

(a) Total Funded Debt to EBITDA Ratio.  The Borrowers will maintain at all times, on a consolidated basis, a Total Funded Debt to EBITDA Ratio of not more than the ratio set forth below for the corresponding period of determination.  For purposes of the foregoing, the “Total Funded Debt to EBITDA Ratio” shall mean, for each measurement period, the Total Funded Debt divided by EBITDA.  The Total Funded Debt to EBITDA Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan.

Fiscal Quarter Ending	Maximum Ratio
June 30, 2011 and September 30, 2011	3.50 to 1.00
December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012,	3.25 to 1.00
December 31, 2012 and March 31, 2013	2.75 to 1.00
June 30, 2013 and each Fiscal Quarter ending thereafter	2.50 to 1.00

(b) Fixed Charge Coverage Ratio.  The Borrowers will maintain at all times, on a consolidated basis, for each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.  For purposes of the foregoing, “Fixed Charge Coverage Ratio” shall mean, for each measurement period, the sum of the Borrowers’ EBITDA, plus operating lease payments (including rent), minus cash taxes, minus cash dividends, minus share repurchases, minus maintenance capital expenditures, divided by Fixed Charges.  For purposes hereof, “Fixed Charges” shall mean, for any period of determination thereof on a consolidated basis, the sum of (i) scheduled or required principal payments on all Indebtedness for borrowed money, plus (ii) all operating lease payments (including rent), plus (iii) cash interest expense, plus (iv) any cash payments of Permitted Earn-outs.  The Fixed Charge Coverage Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan.

(c) Asset Coverage Test.  The Borrowers will maintain at all times on a consolidated basis for each Fiscal Quarter noted below an Asset Coverage of not less than the following:

Fiscal Quarter Ending	Minimum Ratio
June 30, 2012, September 30, 2012, and December 31, 2012	0.80 to 1.00
March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013	0.90 to 1.00
March 31, 2014 and each Fiscal Quarter ending thereafter	1.00 to 1.00

For purposes hereof, the “Asset Coverage Ratio” shall mean, for each measurement period, a ratio equal to the sum of (i) Gross Billed Accounts Receivable, plus (ii) Inventory (up to a maximum of $25,000,000.00), minus (iii) the aggregate amount of billed and unbilled Receivables relating to or arising from any and all contract work for which a performance bond has been issued, divided by (iv) Total Funded Debt (including the face amount of all issued and outstanding Letters of Credit, but excluding the sum of  the aggregate amount of performance bonds issued on behalf of the Borrowers, minus the Backstopped Bonded Amount).  The Asset Coverage Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan, commencing with the Fiscal Quarter ending June 30, 2012.

(d) Minimum Profitability.  The Borrowers shall not sustain or incur negative Net Income for any Fiscal Quarter, excluding, if applicable, extraordinary or non recurring events or items that would otherwise result in noncash charges or expenses in determining Net Income for any Fiscal Quarter.

(e) Capital Expenditures.  The Borrowers shall not, on an aggregate and consolidated basis, make or incur any capital expenditures, during any Fiscal Year, in excess of an amount equal to two percent (2%) of the Borrowers’ net revenues on a consolidated basis for the immediately preceding Fiscal Year; it being understood and agreed that the actual costs and expenses incurred for capital improvements in connection with the Walker Lane Lease, as well as any and all payments of rent made under the Wheeler Lease Agreements while such leases are treated as capital leases under GAAP for accounting purposes, shall be excluded from the foregoing calculation.

Except as otherwise expressly provided above, the financial covenants referenced above shall be calculated and tested on a rolling four (4) Fiscal Quarter basis, and shall include the results of any Person acquired pursuant to a Permitted Acquisition and consolidated into the Borrowers’ financial statements within the twelve (12) month period immediately preceding the applicable covenant calculation date.  Unless otherwise defined, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP.

6.16 Interest Rate Contracts. The Borrowers shall have in effect, at all times for a minimum period of three (3) years, commencing on the sixtieth (60th) day after the Restatement Date, one or more interest rate swap agreements or hedging agreements reasonably satisfactory to the Administrative Agent covering not less than fifty percent (50%) of the outstanding principal balance of the Term Facility.  In order for any such interest rate swap agreement or hedging agreement to be secured by any assets of the Borrowers, it must be purchased from and maintained with a Lender or an Affiliate of a Lender, in which case the Borrowers’ obligations under any Hedging Contract shall be secured by the Collateral on a pari passu basis, and any reference in this Agreement or any other Loan Document to a ratable allocation between the Lenders and Affiliates of the Lenders shall be based on the Commitment Amount (and the respective Lender’s Percentage) and the amount due under all Hedging Contracts (including all scheduled payments and hedged termination amounts) (and the respective Lender’s Affiliates interest therein), subject, however, to Section 1.4(d). The Administrative Agent shall be deemed the collateral agent of each Lender and Affiliate of a Lender that is a counterparty under a Hedging Contract. The Borrowers shall determine to their own satisfaction whether each such interest rate swap agreement, hedging agreement or Hedging Contract is sufficient to meet the Borrowers’ needs for interest rate protection, and neither the Administrative Agent nor any Lender shall have any obligation or liability with respect thereto.

6.17 Landlord Waivers; Subordination. The Administrative Agent shall have received a landlord’s lien waiver (a) from the landlord of each and every business premise at which any Borrower (other than any Foreign Borrower) stores its books and records, and (b) from the landlord(s)  of the premises leased pursuant to the Wheeler Lease Agreements.  If, at any time after the Restatement Date, any Borrower (other than any Foreign Borrower) shall move or relocate any of its (a) books and records, or (b) primary business location(s) situated within the United States or locations where Borrower assets valued, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00) are located, the Borrowers shall provide to the Administrative Agent, prior to any such move or relocation, a landlord lien waiver if, in the Administrative Agent’s discretion, such landlord’s lien waiver is necessary or desirable.  Each such landlord’s waiver, shall be, in form and substance, reasonably satisfactory to the Administrative Agent, pursuant to which each landlord shall subordinate any statutory, contractual or other lien the landlord may have in any of the Collateral to the lien, operation and effect of the lien granted to the Administrative Agent pursuant to this Agreement and the other Loan Documents.

6.18 Substitute Notes.  Upon request of the Administrative Agent, each Borrower shall execute and deliver to the Administrative Agent substitute promissory notes, in form and substance satisfactory to the Administrative Agent in all respects, payable to the order of such Person as may be designated by the Administrative Agent; provided that the aggregate principal amount of all outstanding promissory notes shall not exceed the Commitment Amount (plus the Swing Line Commitment Amount) as of the date such substitute note(s) are issued.

6.19 Inventory.  With respect to the Inventory, the Borrowers will, during any continuing Event of Default:  (a) maintain a perpetual inventory reporting system at all times, (b) keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the Borrowers’ cost therefor and the selling price thereof, all of which records shall be available to the officers, employees or agents of the Administrative Agent upon demand for inspection and copying thereof; (c) not store any Inventory with a bailee, warehouseman or similar Person without the Administrative Agent’s prior written consent, which consent may be conditioned on, among other things, delivery by the bailee, warehouseman or similar Person to the Administrative Agent of warehouse receipts or bailee letters, in form acceptable to the Administrative Agent, in the name of the Administrative Agent evidencing the storage of Inventory and the interests of the Administrative Agent and the Lenders therein; (d) permit the Administrative Agent and its agents or representatives to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition at any time or times hereafter during the Borrowers’ usual business hours or at other reasonable times and (e) at the Administrative Agent’s request, designate the Administrative Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.  Notwithstanding anything herein to the contrary, the Borrowers shall be permitted to sell their Inventory in the ordinary course of business except while an Event of Default has occurred and is continuing.

6.20 Insurance With Respect to Equipment and Inventory.  The Borrowers will (a) maintain and cause each of their Subsidiaries to maintain hazard insurance with fire and extended coverage on the Equipment and Inventory in an amount at least equal to the lesser amount of the outstanding principal amount of the Obligations or the fair market value of the Equipment and Inventory (but in any event sufficient to avoid any co-insurance obligations) and with a specific endorsement to each such insurance policy pursuant to which the insurer provides for lender’s loss payee and additional insured endorsements in favor of Administrative Agent in a form acceptable to Administrative Agent, agrees to give the Administrative Agent at least thirty (30) days written notice before any alteration or cancellation of such insurance policy and that no act or default of any of the Borrowers shall affect the right of the Administrative Agent to recover under such policy in the event of loss or damage; (b) file, and cause each of their Subsidiaries to file, with the Administrative Agent, upon its request, a detailed list of the insurance then in effect and stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and (c) within thirty (30) days after notice in writing from the Administrative Agent, obtain, and cause each of their Subsidiaries to obtain, such additional insurance as the Administrative Agent may reasonably request.

6.21 Hazardous Substance; Hazardous Waste.  Each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders and each Affiliate of a Lender that is at any time a counterparty under any Hedging Contract, and their respective officers, employees and agents, from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including reasonable attorneys’ fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (including any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower’s violation of any environmental statute, ordinance, order, rule or regulation of any Government thereof (including any liability arising under CERCLA, RCRA, HMTA or any other Applicable Laws).

ARTICLE 7

NEGATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower  jointly and severally covenants and agrees that, without the prior written consent of the Administrative Agent, the Borrowers will not:

7.1 Change of Control; Disposition of Assets; Merger.

(a) Suffer or permit majority ownership or effective control of any Borrower (other than the Primary Operating Company) to be sold, assigned or otherwise transferred, legally or equitably, to any Person, except to another Borrower; or suffer or permit any Change of Control to occur; or

(b) suffer or permit the issuance of any capital stock of any Borrower (other than the Primary Operating Company), or alter or amend any Borrower’s capital structure; or

(c) permit any Borrower to sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets (including stock, equity or any other type of ownership interests of another Borrower), except for (i) transfers of assets between Borrowers in which the Administrative Agent continues to have a perfected first priority security interest in and to all such assets constituting Collateral (after giving effect to such transfer), subject, however, to Permitted Liens; (ii) subleasing of any premises which are not necessary for a Borrower’s business operations; (iii) dispositions of assets (other than Inventory) to non-Borrowers consummated in the ordinary course of the Borrowers’ business, provided that the fair market value of any and all such asset dispositions do not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), in the aggregate, during any twelve (12) consecutive month period; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement and the other Loan Documents) that prohibits, limits or restricts such Borrower from assigning, pledging, hypothecating or otherwise encumbering any of its assets, including any capital stock or other equity interests of another Borrower; and (iv) the sale of Inventory in the ordinary course of business, and the sale of unnecessary or obsolete Equipment; provided, however, that if the proceeds of the sale of such Equipment exceed One Million and No/100 Dollars ($1,000,000.00), in the aggregate, per annum, such proceeds shall be (A) promptly used to purchase similar Equipment to replace the unnecessary or obsolete Equipment or (B) immediately turned over to the Administrative Agent for application to the Obligations in accordance with the terms and conditions of this Agreement; or

(d) permit any Borrower to merge or consolidate with any business, company or enterprise, or liquidate or dissolve, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; provided, however, that the Administrative Agent’s prior written consent shall not be required for any of the following:

(i) any merger between Borrowers; provided that (A) the Borrowers shall have provided not less than fifteen (15) days prior written notice to the Administrative Agent of the proposed merger, and such notice sets forth all of the material terms of such merger (including the purpose for consummating such merger), (B) after giving effect to such merger, the Administrative Agent, for the benefit of the Lenders ratably, shall have a perfected first priority security interest in and to all of the assets of the surviving Borrower constituting Collateral (subject to Permitted Liens), (C) within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Administrative Agent, and (D) promptly (but in all events within fifteen (15) days) following the Administrative Agent’s request, the Borrowers shall have executed, issued or delivered to the Administrative Agent such documents, instruments and agreements as the Administrative Agent may reasonably require in connection with or as a result of such merger;

(ii) any other merger or acquisition by any Borrower with or of a non-Borrower (a “Target”) that satisfies all of the following conditions:

A. the merger or acquisition results in the acquisition by such Borrower of all or substantially all of the assets of the Target or at least eighty-five percent (85%) of all of the issued and outstanding equity or ownership interests in the Target, in either case, free and clear of any and all liens, claims and encumbrances (other than Permitted Liens);

B. the Target is in a substantially similar line or lines of business as that of the Borrowers;

C. the Target is a going concern, not involved in any material litigation that is not fully covered by reserves or insurance and shall have not suffered any material adverse change in its business, operations, condition or assets at any time after the immediately preceding Fiscal Quarter end and prior to the effective date of the merger or acquisition;

D. the subject transaction does not constitute a hostile acquisition or merger;

E. both prior to and after giving effect to the merger or acquisition, no Event of Default shall exist or have occurred, and no act, event or condition shall have occurred or exist which with notice or the passage of time, or both, would constitute an Event of Default;

F. the Borrowers will be in compliance with all financial covenants set forth in Section 6.15 on a pro forma basis both prior to and after giving effect to the merger or acquisition, and the pro forma calculation of the Total Funded Debt to EBITDA Ratio shall be at least 0.25 less than the then applicable level set forth in Section 6.15(a);

G. the Target shall have had positive EBITDA for the immediately preceding  twelve (12) month period prior to the merger or acquisition;

H. after giving effect to the merger or acquisition, there is at least Ten Million and No/100 Dollars ($10,000,000.00) of excess availability under the Revolving Facility;

I. the aggregate amount of cash consideration, whether paid or unpaid, for any individual merger and/or acquisition (or a series of transactions comprising any one particular merger or acquisition) shall not exceed Twenty-five Million and No/100 Dollars ($25,000,000.00);

J. the Borrowers shall not assume any obligation or liability that would be included in the calculation of Total Funded Debt as a condition of such merger or acquisition other than capitalized leases entered into in the ordinary course of business, normal and customary accruals and other Indebtedness permitted pursuant to this Agreement;

K. the Borrowers shall have certified in writing, or concurrent with the consummation of the subject merger or acquisition shall certify in writing, to the Administrative Agent that the subject merger or acquisition satisfies the conditions of a Permitted Acquisition as set forth above; and

L. if required by the Administrative Agent, acting at the direction of the Required Lenders, the Target shall have been joined as a “Borrower” party to this Agreement and the other Loan Documents pursuant to Section 1.10.

(iii)                       the Wheeler Acquisition.

If the Administrative Agent issues its consent to a hostile acquisition, such consent shall be subject to, among other things, the Borrowers’ agreement to indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all claims, demands, losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees, related to, arising out of or in connection with such acquisition, pursuant to an indemnity agreement satisfactory to the Administrative Agent and the affected Lender in all respects.

7.2 Margin Stocks.  Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulations U, T or X of the Board) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

7.3 Change of Operations.  Change in any material way the general character of any Borrower’s business as conducted on the Restatement Date, or engage in any type of business not directly related to or compatible with such business as currently and normally conducted, or suffer or permit any change to the Fiscal Year or Fiscal Quarter of any Borrower or the accounting methods of any Borrower.

7.4 Judgments; Attachments.  Suffer or permit any judgment in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) against any Borrower or any attachment against any Borrower’s property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) Business Days, unless enforcement thereof shall be effectively stayed or bonded.

7.5 Further Assignments; Performance and Modification of Contracts; etc.  Except as may be permitted by the Loan Documents (a) make any further assignment, pledge or disposition of the Collateral or any part thereof; (b) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification would reasonably be expected to have a Material Adverse Effect; (c) except for Permitted Liens, create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; or (d) do or permit to be done anything to impair the Administrative Agent’s security interest in any Collateral or the payments due to any Borrower thereunder; provided that reasonable and customary compromises and settlements with Account Debtors in the ordinary course of the Borrower’s business will not constitute a breach of this Section 7.5.

7.6 Affect Rights of the Administrative Agent or Lenders.  At any time do or perform any act or permit any act to be performed which would reasonably be expected to have a Material Adverse Effect.

7.7 Indebtedness; Granting of Security Interests.

(a) Suffer or permit any Borrower to incur any Indebtedness, whether direct or indirect, except for:

(i) trade debt and operating leases incurred in the ordinary course of business;

(ii) Indebtedness outstanding on the Restatement Date and listed on Schedule 7.7(a), but any increase thereof would be subject to Subsection (xiii) below;

(iii) intercompany Indebtedness (including inter-company guarantees) by and among the Borrowers in which the Administrative Agent, for the benefit of the Lenders ratably, has a perfected security interest in and to all of their assets constituting Collateral;

(iv) performance guarantees issued by any Borrower for the benefit of another Borrower;

(v) bid bonds issued on behalf of any and all Borrowers in the ordinary course of business in an amount not to exceed, individually or in the aggregate, Twenty Million and No/100 Dollars ($20,000,000.00) outstanding at any time, and the liability for which shall be and remain unsecured at all times;

(vi) Indebtedness secured by liens listed on Schedule 7.7(a)(iv), or other Indebtedness secured by Permitted Liens, but not any increases thereof;

(vii) Indebtedness incurred to finance (by purchase or lease) Equipment constituting capital expenditures, provided that such Indebtedness does not violate any other covenant set forth in this Agreement;

(viii) guarantees permitted by this Agreement;

(ix) Permitted Earn-outs;

(x) any Hedging Obligations;

(xi) any Permitted Financial Product Obligations;

(xii) performance bonds issued on behalf of any and all Borrowers in the ordinary course of business in a net amount (after subtracting the Backstopped Bonded Amount, if any, and the aggregate amount of any and all Pending Release Bonds) not to exceed, individually or in the aggregate, the Performance Bond Limit, outstanding at any time (but calculated as of the last day of each Fiscal Quarter), and the liability for which shall be and remain unsecured at all times; and

(xiii) any other unsecured Indebtedness (not specifically described or pre-approved in this Section 7.7(a)), provided that the aggregate amount of such Indebtedness remaining unpaid and outstanding at any time does not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).

(b) mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens and other liens, security interests or encumbrances expressly permitted herein);

(c) without limiting clause (b) above, mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance (other than Permitted Liens) to exist, on any interest (i.e., leasehold, fee simple, license or otherwise) that the Borrowers may now have or may hereafter acquire with respect to all or any portion of the real estate comprising the premises leased to the Borrowers under the Wheeler Lease Agreements; or

(d) enter into any agreement or understanding with any Person pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and conditions of this Agreement.

7.8 Dividends; Loans; Advances; Investments and Similar Events.

(a) Declare or pay any dividends; purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; make any distribution of assets to its stockholders whether in cash, assets or obligations of a Borrower; allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any of its capital stock; make any other distribution by reduction of capital or otherwise in respect of any capital stock of a Borrower, except that if there is no Event of Default at such time, no act, event or condition shall have occurred or exist which with the giving of notice or the passage of time, or both, would constitute an Event of Default at such time, and no covenant breach would occur after giving effect thereto (a) (i) the Primary Operating Company may pay cash dividends that shall not exceed Three Million and No/100 Dollars ($3,000,000.00) in the aggregate per Fiscal Year and (ii) except for the Primary Operating Company, each Borrower may pay cash dividends to the Primary Operating Company, (b) each Borrower may declare and deliver dividends and make distributions payable solely in its common stock; (c) each Borrower may purchase or otherwise acquire its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock, and (d) the Primary Operating Company, during each Fiscal Year, may repurchase its capital stock in amounts not to exceed Ten Million and No/100 Dollars ($10,000,000.00), provided, that, at the time of each such repurchase, availability under the Revolving Facility, after taking into account the aggregate face amount of all Letters of Credit outstanding, shall not be less than Ten Million and No/100 Dollars ($10,000,000.00); or alter or amend any Borrower’s capital structure; voluntarily prepay, acquire or anticipate any sinking fund requirement of any Indebtedness;

(b) make any loans, salary advances or other payments to (i) any equity owners of any Borrower, unless such equity owner is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any Affiliate of any Borrower, unless such Affiliate is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other Person; provided, however, that the Borrowers may make or continue to have outstanding any or all of the following:

(i) loans or advances to individual officers, current employees or former employees of any Borrower, provided, that all such loans and advances to such individuals may not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in the aggregate, at any time; it being understood that travel advances and employee retention bonuses made in the ordinary course of business shall not be included in calculating the foregoing computation;

(ii) non-cash stock compensation to employees of the Borrowers that does not represent a loan or advance loans, advances or payments from one Borrower to another Borrower; provided that the Administrative Agent has a perfected security interest in and to all of each Borrower’s assets constituting Collateral;

(iii) loans, advances or payments in the amounts that are unpaid or outstanding as of the Restatement Date and listed on Schedule 7.8(c);

(iv) trade credit extended to customers of the Borrowers in the ordinary course of business;

(v) Ordinary Course Payments;

(vi) negotiable instruments endorsed for deposit or collection in the ordinary course of business;

(vii) securities or certificates of deposit with maturities of two (2) years or less; provided that, concurrent with such investment, any and all securities or certificates of deposit (other than those acquired in connection with RABBI trusts and deferred compensation plans) shall have been pledged to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to documentation reasonably satisfactory to the Administrative Agent;

(viii) [reserved];

(ix) Permitted Investments; and

(x) so long as no Event of Default shall have occurred and be continuing, and both before and after giving effect to any such payment, the Borrowers shall be and remain in pro forma compliance with the financial covenants set forth in this Agreement, regularly scheduled payments on any other Indebtedness permitted pursuant to Section 7.7.

7.9 Lease Obligations.  Except in the ordinary course of business, enter into any new lease of real or personal property, or modify, amend, restate or renew any lease of real or personal property in effect as of the Restatement Date. Additionally, except in the ordinary course of business, no Borrower shall lease any real or personal property owned by such Borrower to any Person (including, without limitation, the Government).

7.10 [RESERVED]

7.11 Lockbox Deposits.  If a lockbox arrangement shall have been required by the Administrative Agent, permit or cause any and all payments required to be made directly to the Administrative Agent, pursuant to Section 11.2, to be made or directed to any other Person, without the prior approval of the Administrative Agent.

7.12 Sale and Leaseback Transactions; Other Agreements.

(a) Except in connection with the treatment of the Walker Lane Lease as a sale and leaseback transaction, for accounting purposes only, in connection with the capital expenditures permitted in accordance with Section 6.15(e), directly or indirectly, enter into any arrangement with any Person providing for any Borrower to lease or rent property that such Borrower has sold or will sell or otherwise transfer to such Person; or

(b) directly or indirectly, enter into any Material Contract pursuant to which the execution, delivery or performance of the obligations of any Borrower under this Agreement or under any other Loan Document would breach or constitute a default under such Material Contract.

7.13 Intentionally Omitted.

7.14 Anti-Terrorism Laws. Suffer or permit any Borrower to (a) conduct any business or engage in any transaction or dealing with a Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.  Each Borrower shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent, confirming such Borrower’s compliance with this Section 7.14.

ARTICLE 8

COLLATERAL AND OTHER DEPOSIT ACCOUNTS

Except for any Borrower utilizing Permitted Foreign Bank Accounts, the Borrowers will deposit or cause to be deposited into one or more Deposit Accounts maintained by the Administrative Agent, and if required by the Administrative Agent after the Restatement Date, a collateral account designated by the Administrative Agent (the “Collateral Account”), all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit within three (3) Business Days of the receipt thereof and in precisely the form received.  Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart.  Notwithstanding the foregoing, the Borrowers shall have the right to maintain (a) the Wheeler Administrative Accounts, and (b) certain other Deposit Accounts (each, a “Transitional Deposit Account”) in connection with any Permitted Acquisition, but only for a period of ninety (90) days after such Permitted Acquisition, and provided further that (i) a wire transfer arrangement with the financial institution(s) maintaining such account(s) is in place on or prior to the effective date of such Permitted Acquisition, and such arrangement remains in place at all times thereafter for so long as the Transitional Deposit Account remains open; and (ii) each Transitional Deposit Account shall (a) be used solely for the deposit/receipt of cash, checks and other remittances owing to the Borrowers from time to time, and (b) be at all times, free and clear of any and all liens claims and encumbrances (other than the security interest of the Administrative Agent granted hereby and the rights and remedies of the financial institution maintaining such account, but only to the extent that the exercise of such rights and remedies by such financial institution can be based solely upon claims for reimbursement of normal and customary fees and charges for account maintenance and account administration).  Each wire transfer arrangement referenced above must be in form and substance reasonably satisfactory to the Administrative Agent.

The above-referenced Deposit Accounts, the Collateral Account, the Wheeler Administrative Accounts, the Transitional Deposit Account and the Permitted Foreign Bank Accounts shall secure the Obligations and the Borrowers hereby grant, assign and transfer to or at the direction of the Administrative Agent, for the benefit of the Lenders ratably, a continuing security interest in all of the Borrowers’ right, title and interest in and to such accounts, whenever created or established.  Subject to this Agreement and any other Loan Document, the Administrative Agent may apply funds in such accounts to any of the Obligations, including any principal, interest or other payment(s) not made when due, whether arising under this Agreement or any other Loan Document, or any other Obligation of the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Administrative Agent.  The Administrative Agent’s right to deduct sums due under the Loan Documents from the Borrowers’ account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Administrative Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

ARTICLE 9

DEFAULT AND REMEDIES

9.1 Events of Default.  Any one of the following events shall be considered an “Event of Default”:

(a) if any Borrower shall fail to pay any principal, interest or other sum owing on any of the Notes or any other Obligation (including regularly scheduled and termination payments under Hedging Contracts) when the same shall become due and payable, whether by reason of acceleration or otherwise; or

(b) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against any Borrower in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which is not, to the reasonable satisfaction of the Administrative Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

(c) if any warranty or representation of any Borrower not qualified by “materiality” set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade, or if any warranty or representation of any Borrower qualified by “materiality” set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any respect when made or remade; or

(d) if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than the financial covenants set forth in Section 6.15 or any other Affirmative Covenant specifically addressed elsewhere in this Section 9.1), and such non-compliance or breach shall continue unremedied after fifteen (15) days written notice from the Administrative Agent; or

(e) if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement; or

(f) if there shall be non-compliance with or a breach of (i) any of the reporting requirements set forth in Section 6.3, and such non-compliance or breach shall continue unremedied for a period of five (5) Business Days after the date when due, (ii) any of the financial covenants set forth in Section 6.15, or (iii) any of the notification requirements set forth in Section 6.10; or

(g) if a default shall occur under any of the other Loan Documents and such default shall have continued unremedied after the expiration of any applicable notice or cure period; or

(h) if (i) without the prior written consent of the Administrative Agent, any Borrower shall be liquidated or dissolved or shall discontinue its business; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Borrower shall become insolvent or any Borrower shall at any time fail generally to pay its debts as such debts become due; or (vi) any Government agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower; or

(i) if any Borrower’s property or assets, including any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding and such levy, attachment or enforcement proceeding (i) involves amounts in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and (ii) is not fully bonded or stayed; or

(j) if any Borrower shall change its registered name, state of incorporation or state of organization (as applicable), without the prior written consent of the Administrative Agent; or

(k) if a default shall occur with respect to any obligation(s) of one or more Borrowers for the payment of borrowed money, which involves amounts, individually or in the aggregate, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), whether now existing or hereafter created, incurred or arising, and such default shall (i) consist of the failure to pay such obligation(s) when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such obligation(s) or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such obligation(s) to become due and payable (or require any Borrower to purchase or redeem such obligation(s) or post cash collateral in respect thereof) prior to its expressed maturity; or

(l)  if (i) there shall be a default under any Material Contract that has had or would reasonably be expected to have a Material Adverse Effect; or (ii) a cure notice issued under any Material Contract shall remain uncured beyond (A) the expiration of the time period available to the Borrower pursuant to such Material Contract or such cure notice (as the case may be), to cure the noticed default, or (B) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence of such default; or

(m)  if (i) any Borrower is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower; or (iii) a notice of termination for default or the actual termination for default of any federal Government Contract that constitutes a Material Contract shall have been issued to or received by any Borrower; or (iv) a Government investigation or inquiry relating to any Borrower and involving fraud, deception, dishonesty, willful misconduct or any allegation thereof shall have been commenced in connection with any federal Government Contract or any Borrower’s activities; or

(n) if the Required Lenders or the Administrative Agent is not satisfied in its sole discretion with the results of any field audit conducted pursuant to this Agreement; or

(o) if the capital stock of the Primary Operating Company is not listed (or is delisted) on NASDAQ or a national stock exchange for any reason whatsoever; or

(p) if the Required Lenders or the Administrative Agent believes that an act, event or circumstance has occurred and resulted in a Material Adverse Effect.

9.2 Remedies.  Upon the occurrence of the Event of Default set forth in Section 9.1(h), all commitments of the Lenders hereunder shall automatically (and without further notice, demand or other action) terminate, and all principal, accrued and unpaid interest and all other Obligations shall automatically (and without further notice, demand or other action) become immediately due and payable in full, and bear interest at the Default Rate until paid in full.  Without limiting the foregoing, or any other right or remedy of the Administrative Agent or the Lenders set forth in this Agreement, upon the occurrence of any Event of Default, the Administrative Agent, acting on behalf of the Lenders and, as applicable, their Affiliates,, may exercise any or all of the following remedies:

(a) Withhold disbursement of all or any part of the Loan proceeds until such time that such Event of Default is cured to the satisfaction of the Administrative Agent and no other Event of Default exists; it being expressly understood and agreed that, notwithstanding the foregoing, no Lender shall have any obligation to make any advance or readvance of Loan proceeds, or issue, amend or renew any Letter of Credit, if any act, event or condition exists or has occurred which with notice or the lapse of time, or both, would constitute an Event of Default (as more fully described in Section 1.4);

(b) Terminate the Lenders’ obligation to make further disbursements of the Loan proceeds;

(c) Declare all principal, interest and other sums owing on the Obligations (including an amount equal to the face amount of all outstanding Letters of Credit) to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind;

(d) Without notice, redirect any and all of the Borrowers’ deposits to the Collateral Account or any other account under the Administrative Agent’s or any Lender’s exclusive control;

(e) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of Administrative Agent or any Lender in any capacity whatsoever, including any deposits with Administrative Agent or any Lender or any of its Affiliates, to the credit of or for the account of any Borrower.  The Administrative Agent and the Lenders are authorized at any time to charge the Obligations against any Borrower’s account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds.  Any and all amounts obtained by the Administrative Agent or any Lender pursuant to this Subsection (e) shall be shared by all of the Lenders (and each Affiliate of a Lender that is then a counterparty under a Hedging Contract) ratably, in accordance with each Lender’s Percentage; and each Lender, as well as the Administrative Agent, shall be entitled to exercise the rights of set-off provided in this Subsection (e);

(f) Exercise all rights, powers and remedies of a secured party under the UCC and/or any other Applicable Laws, including the right to (i) require the Borrowers to assemble the Collateral (to the extent that it is movable) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent, and (ii) enter upon any Borrower’s premises, peaceably by the Administrative Agent’s own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action.  The Administrative Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition.  Each Borrower hereby authorizes and appoints the Administrative Agent and its successors and assigns to (i) sell the Collateral, and (ii) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral.  Any such sale pursuant to clauses (i) or (ii) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other Applicable Laws;

(g) Proceed to enforce such other and additional rights and remedies as the Administrative Agent or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by Applicable Laws; or

(h) Impose the Default Rate for the entire principal balance and other sums owing on the Obligations.

The Lenders and the Administrative Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and subject to the terms and conditions of this Agreement, the Administrative Agent may (or, at the direction of the Required Lenders, shall) proceed against all or any portion of the Collateral in such order and at such times as the Administrative Agent, in its sole discretion or at the direction of the Required Lenders, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia or any other state, district or territory of the United States.  Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Administrative Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower’s account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the highest rate of interest payable under Notes, plus two percent (2%) per annum, and added to the Indebtedness secured by the Collateral.

All sums paid or advanced by the Administrative Agent (or any Lender to the extent incurred pursuant to this Agreement) in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including reasonable attorneys’ fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral.  The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Administrative Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders or the Administrative Agent their respective interests in the Collateral.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, in the event that any Collateral proceeds shall have been received by the Administrative Agent or any Lender to pay any of the Obligations, such proceeds shall be applied first to the Obligations relating to, arising from or incurred in connection with the transactions contemplated by this Agreement in accordance with the terms and provisions of this Agreement (including, without limitation, Section 1.4(d)), and then to any other Obligations of the Borrowers.

ARTICLE 10

THE ADMINISTRATIVE AGENT; AGENCY

10.1 Appointment.  Each Lender (on behalf of itself and each of its Affiliates that is or becomes a counterparty under a Hedging Contract) hereby affirms its irrevocable appointment of Citizens Bank to act as the Administrative Agent for each such Person pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Administrative Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, or are reasonably incidental thereto, including executing documents on behalf of the Lenders, as Administrative Agent.  Citizens Bank affirms its agreement to act as the Administrative Agent on behalf of such Persons on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10.10.  Each Lender agrees that the rights and remedies granted to the Administrative Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

10.2 General Nature of Administrative Agent’s Duties.  Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) the Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist;

(b) the duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender;

(c) the Administrative Agent is and shall be solely the agent of the Lenders.  The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other Person (except only for its relationship as agent for, its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents); and

(d) the Administrative Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may (i) conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, (ii) may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified, or (iii) result in any liability of the Administrative Agent or any Lender not fully covered by insurance.

10.3 Exercise of Powers.

(a) The Administrative Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent’s rights, powers or discretion, as it determines in its sole discretion, except as provided in Subsection (b) below, and except as provided herein or in any other Loan Document, when such action expressly requires the direction or consent of (i) the Required Lenders, or (ii) all of the Lenders, in either of which circumstances the Administrative Agent shall not take such action absent such direction or consent.  Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

(b) Notwithstanding anything set forth in this Agreement to the contrary, the Administrative Agent shall not amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders, or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any Borrower without the prior consent of the Required Lenders.  Each Lender agrees that its decision to consent to or reject any request by the Administrative Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request (to the extent such information shall be readily available), but in all events within ten (10) Business Days of the receipt of such information, at which time any Lender who shall have failed to respond to the Administrative Agent with its decision to consent to or reject the particular request prior to the expiration of such ten (10) Business Day period shall be deemed to have consented to the particular request; it being understood and agreed that, unless otherwise provided herein, the Administrative Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default.  Additionally, only with the consent or approval of all of the Lenders, the Administrative Agent may (a) extend the final maturity of the Loan or any Note, reduce the interest rate or Revolving Facility Commitment Fee payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan other than Mandatory Payments, or issue Letters of Credit (i) having an expiration date beyond the Maturity Date, except as otherwise expressly provided in this Agreement, or (ii) causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Fifteen Million and No/100 Dollars ($15,000,000.00), (b) increase the Percentage of the Commitment Amount of any Lender or increase the Commitment Amount of any Lender, other than pursuant to Section 1.8, (c) release all or a substantial portion of the Collateral, except in accordance with the provisions of any applicable Loan Document, (d) amend the definition of “Required Lenders”, (e) consent to the release of any Borrower from, or the assignment or transfer by any Borrower of, any of its rights or obligations hereunder, except in accordance with the provisions of any applicable Loan Document, (f) amend, modify or waive any of the provisions set forth in this Section 10.3, (g) change the manner of application by the Administrative Agent of payments made under the Loan Documents, (h) change the method of calculation used in connection with the computation of interest, commissions or fees (which are payable for the ratable benefit of each Lender), or (i) amend, modify or waive any condition precedent set forth in Article 4.  Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made, except as otherwise expressly provide herein, as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

10.4 General Exculpatory Provisions.  Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) the Administrative Agent, in its capacity as Administrative Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it in a manner consistent with the terms of this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction;

(b) the Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral;

(c) the Administrative Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower, or (iii) except as otherwise expressly set forth in this Agreement, the occurrence or existence of any Event of Default; and

(d) the Administrative Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender.

10.5 Administration by the Administrative Agent.

(a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

(b) The Administrative Agent may consult with legal counsel (including in-house counsel for the Administrative Agent), independent public accountants and any other experts selected by the Administrative Agent from time to time, and the Administrative Agent shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document.  Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of such Borrower or such Lender, as the case may be, and the Administrative Agent may conclusively rely upon such certificate.

(d) The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Administrative Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent, as finally determined by a court of competent jurisdiction.

(e) The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Administrative Agent has received from a Lender or a Borrower a written notice describing the Event of Default.  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender, unless such notice shall have been addressed and/or issued to all of the Lenders.

10.6 Lenders Not Relying on the Administrative Agent or Other Lenders.  Each Lender acknowledges as follows:

(a) neither the Administrative Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender to it;

(b) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents; and

(c) it will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

10.7 Indemnification.  Each Lender agrees to reimburse and indemnify the Administrative Agent, the Lead Arranger (each solely in their capacity as such) and the Administrative Agent’s and the Lead Arranger’s respective directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender’s Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction.

10.8 Administrative Agent in its Individual Capacity. With respect to its commitment and the Obligations owing to it, Citizens Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Administrative Agent.  The terms “Lender,” “holders of Notes” and like terms shall include Citizens Bank in its individual capacity.  Citizens Bank and its Affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any Affiliate of any Borrower, as though Citizens Bank was not the Administrative Agent hereunder.

10.9 Holders of Notes.  Without limiting the requirements of Section 12.11, the Administrative Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Administrative Agent.  Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

10.10 Successor Administrative Agent.  The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Administrative Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10.  Additionally, the Administrative Agent may be removed for cause by all of the Lenders (other than the Administrative Agent, if the Administrative Agent is then a Lender), if removal or resignation, as applicable, is requested in writing (which wording must specifically identify the “cause” for removal), and ten (10) days’ prior written notice of removal or resignation is provided to the Administrative Agent and Borrowers.  Upon any such resignation or removal, the Administrative Agent shall, on behalf of the Lenders, immediately appoint, as its successor, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00) (a “Qualifying Person”).  In such event, the Administrative Agent’s resignation or removal shall not be effective until the successor Administrative Agent shall have accepted its appointment, provided that if the Administrative Agent shall notify the Borrowers that no Qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and the retiring Administrative Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement.  Upon the acceptance by a successor Administrative Agent of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Administrative Agent, without further act, deed or conveyance.  Upon the effective date of resignation or removal of the retiring Administrative Agent and payment of all amounts then due and payable by the Administrative Agent to the Lenders pursuant to this Agreement, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents.  If for any reason, at any time, there is no Administrative Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Administrative Agent’s rights and perform its duties hereunder, except that (a) all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and (b) all payments to be made to the Administrative Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

10.11 Additional Agents.  If the Administrative Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Administrative Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Administrative Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Administrative Agent, to act as co-Administrative Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other Person (as such co-Administrative Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document.

10.12 Calculations.  The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith.  If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower (subject to the terms and conditions of this Agreement), with interest thereon at the rate provided in the applicable Note.

10.13 Funding by the Administrative Agent.

(a) Except as otherwise provided in this Agreement, the Administrative Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all  payments and other receipts relating to the Loan; it being understood, however, that the Administrative Agent has reserved the right not to advance any amounts to the Borrowers which the Administrative Agent has not received from the Lenders.  The Administrative Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. New York, NY time on any given Business Day, the Lenders shall provide the required funds to the Administrative Agent no later than the close of business (i) on such Business Day in the case of Base Rate Loans and (ii) on the date specified for payments, in the case of LIBOR Rate Loans.  At any time as may be requested by the Administrative Agent or the Swing Line Lender, the Administrative Agent and each Lender shall pay to each other such amounts (the “Equalization Payments”) as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and conditions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender’s advance of funds.  The obligation of the Administrative Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 5:00 p.m. New York, NY time on the date such payment is required, provided that notice of such Equalization Payment shall have been given to the party obligated to make such payment by 1:00 p.m. New York, NY time; otherwise such Equalization Payment shall be made on the next Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Administrative Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount.  If and to the extent that any Lender fails to make such payment to the Administrative Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Administrative Agent), together with interest for the Administrative Agent’s own account for each day from and including the date of the Administrative Agent’s payment, to and including the date of repayment to the Administrative Agent (before and after judgment).  Interest (i) if paid by such Lender (a) for each day from and including the date of the Administrative Agent’s payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (b) for each day thereafter, shall accrue at the rate or rates per annum payable under the Notes; and (ii) if paid by the Borrowers, shall accrue at the rate or rates per annum payable under the Notes.  All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Administrative Agent), in dollars, in  immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

(c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing Line Loan, or (ii) by the Administrative Agent on behalf of any Lender as provided in Subsection (i) or (ii) above).  No Lender shall be responsible for any other Lender’s failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

(d) Subject to the payment or prepayment of all Hedging Obligations (including all applicable termination payments), each payment and prepayment received by the Administrative Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstandings, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender’s Percentage.  Notwithstanding Section 9.2(e), any Lender who has failed to fund its Percentage of any advance under the Loan shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in Subsection (b) above), has been paid to the Administrative Agent in accordance with the terms and conditions of this Agreement.  Payments from the Administrative Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Administrative Agent by the Lenders from time to time.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full on such date and the Administrative Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender’s Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered.  Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(f) No Lender nor any Affiliate of any Lender shall collect any separate remuneration (i.e., in addition to any remuneration paid on a pro rata basis to all Lenders) as an inducement for such Lender entering into any waiver or amendment to this Agreement.

10.14 Benefit of Article.  The provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders.   Except as otherwise expressly set forth in this Article 10, no Borrower shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, remedy, power, duty, obligation or liability which the Administrative Agent would have to or against any Borrower.

10.15 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports;

(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d) subject to any applicable reporting and/or disclosure requirements of the Government, agrees to take normal and reasonable precautions to maintain the confidentiality of all Reports and other material, non-public information regarding the Borrowers and their operations, assets, and existing and contemplated business plans; it being understood and agreed that such information may be disclosed by any Lender (i) to its Affiliates, authorized representatives, accountants, legal counsel or other advisors who are bound by comparable confidentiality provisions or have agreed to comply with the confidentiality requirements of this Section, (ii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent such information becomes publicly available other than as a result of a breach of this Section, or which is or becomes available to such Lender on a non-confidential basis from a source other than the Borrowers, (iv) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee or prospective assignee of any of such Lender’s rights or obligations under this Agreement, or (B) any actual or prospective party (or its Affiliates) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vi) to any rating agency that requires access to information about a Lender’s investment or loan portfolio in connection with ratings issued with respect to such Lender, (viii) to the CUSIP Service Bureau or any similar organization, or (vii) with the prior consent of the Borrowers.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction.

In addition to the foregoing:  (i) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Borrowers to the Administrative Agent that has not been contemporaneously provided by the Borrowers to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, it being understood and agreed that the items required to be delivered pursuant to Sections 6.3(a) and 6.3(b) shall be posted to Intralinks upon receipt by the Administrative Agent; and (ii) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrowers, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Borrowers, the Administrative Agent promptly shall provide a copy of same to such Lender.

Replacement of Lenders.  If (a) any Lender requests compensation under Exhibit 3, (b) the Borrowers are required to pay any additional amount to any Lender or any Government for the account of any Lender pursuant to Section 12.20, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

 Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:  (i) the Borrowers shall have paid, or cause to be paid, to the Administrative Agent the assignment fee; (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents  from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Exhibit 3 or payments required to be made pursuant to Exhibit 3, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with Applicable Laws; and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an assignment shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in Letters of Credit and Swing Line Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an assignment.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE 11

CERTAIN ADDITIONAL RIGHTS AND

OBLIGATIONS REGARDING THE COLLATERAL

11.1 Power of Attorney.  Each Borrower hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower), to (a) upon an Event of Default, notify Account Debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2, and to take control of the cash and non-cash proceeds of any such Receivables, which right the Administrative Agent may exercise at any time whether or not an Event of Default shall have occurred and be continuing hereunder or was theretofore making collections thereon; (b) upon an Event of Default, compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Administrative Agent may deem advisable; (c) upon an Event of Default, release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower’s interest in all or any part of the Collateral; (d) upon an Event of Default, remove from any Borrower’s place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Administrative Agent, make such use of any Borrower’s place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (e) upon an Event of Default, repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (f) demand, collect receipt for and upon an Event of Default, and give renewals, extensions, discharges and releases of all or any part of the Collateral; (g) upon an Event of Default, institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (h) upon an Event of Default, settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (i) upon an Event of Default, receive and open all mail addressed to any Borrower  (other than mail sent to any lockbox established pursuant to Section 11.2 which may be received and opened in the ordinary course of such lockbox procedures irrespective of whether any Event of Default has occurred), and if an Event of Default exists hereunder, notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Administrative Agent may designate; it being understood that the rights granted to the Administrative Agent in this clause (i), which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Administrative Agent or Lenders in this Agreement or any other Loan Document, including their rights with respect to the Collateral Account and the below-referenced lockbox.  Furthermore, each Borrower hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (a) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (b) charge against any banking account of any Borrower any item of payment credited to any Borrower’s account which is dishonored by the drawee or maker thereof; or (c) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

11.2 Lockbox.  Each Borrower hereby authorizes the Administrative Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower represents, warrants, acknowledges and agrees that, except where a Permitted Foreign Bank Account or Transitional Deposit Account is being used, within five (5) Business Days of the Administration Agent’s request, it shall establish and shall continually maintain on terms and conditions satisfactory to the Administrative Agent in all respects, one or more lockboxes and one or more blocked accounts (if either or both are required by the Administrative Agent) for the collection of Receivables.  Except as otherwise may be approved by the Administrative Agent in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Administrative Agent and the Lenders.

11.3 Other Agreements.  Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (a) on demand, subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Administrative Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower’s copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (b) when requested, advise the Administrative Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper.  Upon reasonable notice, all such records will be available for examination by authorized agents of the Administrative Agent.

It is expressly understood and agreed, however, that the Administrative Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent or the Lenders may be entitled hereunder at any time or times.

ARTICLE 12

MISCELLANEOUS

12.1 Remedies Cumulative.  Each right, power and remedy of the Administrative Agent or Lenders (or, as applicable, Affiliates of the Lenders) provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Administrative Agent or any such Lender (or, as applicable, any Affiliate of a Lender) of any or all such other rights, powers or remedies.

12.2 Waiver.  Time is of the essence of this Agreement.  No failure or delay by the Administrative Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Administrative Agent or any Lender from exercising any such right, power or remedy at any later time or times.  By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Administrative Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

12.3 Notices.  Notices to either party shall be in writing and shall be delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

If to the Borrowers:                                                      c/o VSE Corporation
2550 Huntington Avenue
Alexandria, Virginia 22303
Attention:  Richard Hannah, Treasurer
Fax:              703-329-4687
Email:              rjhannah@vsecorp.com

and

VSE Corporation
2550 Huntington Avenue
Alexandria, Virginia 22303
                        Attention : Thomas M. Kiernan, Esq.
                                                                        Fax:              703-960-2688
                                                               Email:              tmkiernan@vsecorp.com

with a copy of all notices
to the Borrowers to:                                           Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036-5336
Attention:  Carter Strong, Esq.
                                           Fax:              202-857-6395
Email:              strong.carter@arentfox.com

If to the Lenders:                                 To the address provided to the Borrowers or the AdministrativeAgent in writing

If to the Administrative Agent:         Citizens Bank of Pennsylvania
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
Attention:                      Sandra B. Braun
Fax:              703-610-6070
Email:              sandra.b.braun@citizensbank.com

with a copy of all
notices to any Lender
or the Administrative Agent to:         Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, MD 20854
Attention:                      Matthew S. Bergman, Esq.
Fax:              301-230-2891
Email:              mbergman@ShulmanRogers.com

Any notice or other communication hereunder will be deemed given and effective (a) when actually received, in the case of hand delivery or nationally recognized overnight delivery service, (b) three (3) Business days after such notice or communication is deposited in the United States mail or with such courier, in the case of first class mail or overnight delivery, or (c) when completely sent and received, as evidenced by a transmission report from sender’s facsimile machine, in the case of facsimile transmission.

Notices and other communications hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent pursuant to Articles 1 or 2.  The Administrative Agent, the Lenders or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  The parties acknowledge and agree that no notice of the occurrence of a default or Event of Default shall be sent by e-mail.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an electronic mail (“e-mail”) address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent (and received, if the acknowledgment contemplated above has been obtained) at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

12.4 Entire Agreement; Amendment and Restatement; Severability.  This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and supersede all prior agreements and understandings; it being expressly understood and agreed that this Agreement is a complete amendment and restatement of the Existing Loan Agreement, the terms and conditions of which have been superseded and replaced in their entirety by the terms and conditions of this Agreement.  The parties hereto agree that this Agreement is given as a continuation, modification and extension of the Existing Loan Agreement and shall not constitute a novation of the Existing Loan Agreement.  This Agreement and the other Loan Documents shall continue in full force and effect for so long as the Borrowers shall be indebted hereunder or under the Notes, and thereafter until the Lenders shall have actually received written notice of the termination hereof from the Borrowers and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.  In the event any one or more of the provisions contained any Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Loan Documents, but the Loan Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

12.5 Relationship of the Parties.  This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers.  Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Administrative Agent of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Administrative Agent and the Lenders to protect the Administrative Agent’s and the Lenders’ interests in assuring repayment of the Obligations.  Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Administrative Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Administrative Agent to control any Borrower or to conduct any Borrower’s operations, as creating any fiduciary obligation on the part of any Lender or the Administrative Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement.  Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including the provision in this Agreement for waiver of trial by jury.  Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

12.6 Waiver of Jury Trial and Certain Damages.  Each Borrower, the Administrative Agent and each Lender hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury and any right to claim consequential, punitive, incidental or special damages fully to the extent that any such right shall now or hereafter exist.  This waiver of right to trial by jury and right to claim consequential, punitive, incidental or special damages is separately given by each Borrower, the Administrative Agent and each Lender, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial or the right to claim consequential, punitive, incidental or special damages would otherwise accrue.  The Borrowers, the Administrative Agent and the Lenders are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each herein contained waiver of the right to jury trial and right to claim consequential, punitive, incidental or special damages.  Further, each Borrower hereby certifies that no representative or agent of the Administrative Agent or any Lender (including the Administrative Agent’s counsel) has represented, expressly or otherwise, to the undersigned that the Administrative Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury or any right to claim consequential, punitive, incidental or special damages.

12.7 Submission to Jurisdiction; Service of Process; Venue.  Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement.  Each Borrower irrevocably designates and appoints the General Counsel of the Primary Operating Company, whose address is c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, VA 22303, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect.  A copy of any such process so served shall be mailed by registered or certified mail to the Borrowers at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process.  The Borrowers shall at all times maintain an agent for service of process pursuant to this provision.  If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

12.8 Changes in Capital Requirements.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, the Dodd-Frank Wall Street Reform and Consumer Protection Act approved by the federal Government on June 30, 2010, Basel III adopted by the Basel Committee on Banking Supervision or any other law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Government affects or would affect the amount of capital required or expected to be maintained by the Administrative Agent or any Lender, or person controlling the Administrative Agent or any Lender, and the Administrative Agent determines (in its sole and absolute discretion) that the rate of return on its, the Lender’s or such controlling person’s capital as a consequence of its commitments or the loans made by the Administrative Agent or such Lender is reduced to a level below that which the Administrative Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Administrative Agent to the Borrowers, the Borrowers shall immediately pay directly to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Administrative Agent, such Lender or such controlling person for such reduction in rate of return.  A statement of the Administrative Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such amount, the Administrative Agent may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

12.9 Other Agents, Arrangers, Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, “book running manager”, “lead manager”, “arranger”, “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.10 Modification and Waiver.  Subject to Section 10.3, neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.11 Transferability.

(a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement or any other Loan Document.

(b) No Lender shall assign its interests under this Agreement or any other Loan Document to any Person, without the prior written consent of both the Administrative Agent and the Borrowers; provided that (i) the Borrowers’ consent shall not be required for assignments from one Lender to another Lender or to its affiliates or at any time during which an Event of Default shall have occurred and be continuing; and (ii) the Borrowers’ consent shall not be unreasonably withheld or delayed.  Subject to obtaining such consent (as required), any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time under this Agreement and the other Loan Documents, provided that (a) the purchaser of any such interest is an Eligible Assignee whose total assets exceed Five Hundred Million and No/100 Dollars ($500,000,000.00); (b) prior written notice of such sale or assignment, which notice must identify the name, address and contact person of the Eligible Assignee, shall have been issued by such transferring Lender to the Administrative Agent and the Borrowers; (c) the dollar equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Five Million and No/100 Dollars ($5,000,000.00); (d) the Administrative Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form of Exhibit 8 (each, an “Assignment and Acceptance Agreement”); and (e) if the proposed assignee of the transferring Lender is not an Affiliate of the transferring Lender or another Lender hereunder, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) shall have been paid to the Administrative Agent to reimburse the Administrative Agent for costs and expenses incurred in connection with the assignment.

(c) Subject to the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections  12.20 and 12.21 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (e) below.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and their Percentage of, and principal amounts (and related interest amounts) of the Loans, participations under Letters of Credit and other amounts due hereunder, or owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  The Register shall be available for inspection by any Lender (with respect to any entry relating to such Lender’s Loans or Percentage) or the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Percentage of the Loans (including such Lender’s participations in the Letters of Credit or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents.

(f) A Participant shall not be entitled to receive any greater payment hereunder than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Record Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.12 Governing Law; Binding Effect.  This Agreement shall be governed by the laws of the Commonwealth of Virginia (without regard to conflict of laws principles) and be binding upon each Borrower and inure to the benefit of the parties hereto and their respective successors and assigns.

12.13 Announcements.  In consideration of the Administrative Agent’s and the Lenders’ agreements hereunder, each Borrower consents to the publication by the Administrative Agent and the Lenders of one or more tombstones or similar advertising material relating to the financing transactions contemplated by this Agreement so long as no economic or financial details are contained therein (but permitting however, a description of the type and purpose of the Loans), and further consents to the reasonable use by the Administrative Agent and the Lenders of each Borrower’s name, trademark, logo and other identifying images to identify the Borrowers as customers of the Administrative Agent and the Lenders and/or otherwise to reasonable use by the Administrative Agent and the Lenders in each of their promotional and other marketing campaigns and activities.  The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, however, that none of the Administrative Agent nor the Lenders shall provide any information of any financial, confidential or proprietary nature to such industry trade organizations without the prior written consent of the Borrowers.

12.14 Joint and Several Liability.   Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

12.15 Materiality.  Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Administrative Agent.

12.16 Allowed Delay.  The due date or end date of anything that would otherwise be due or end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such due date or end date shall be on the next preceding Business Day.

12.17 Reliance on the Administrative Agent.  Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Administrative Agent pursuant to the terms and conditions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

12.18 The Patriot Act. The Administrative Agent and the Lenders hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Administrative Agent and the Lenders to identify the Borrowers in accordance with the Patriot Act.

12.19 Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.  Each party hereto hereby agrees to be bound by its facsimile or PDF signature.

12.20 Taxes.  All payments by the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Administrative Agent’s or any Lender’s Net Income or receipts (such non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(A)               pay directly to the relevant authority the full amount required to be so withheld or deducted;

(B)                          promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(C)                          pay to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Administrative Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or any Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Administrative Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Administrative Agent or such Lender (as the case may be) would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

12.21 Indemnity.

(a) Each Borrower releases and shall indemnify, defend and hold harmless the Administrative Agent, each Lender and each Affiliate of a Lender that is at any time a counterparty under a Hedging Contract, and their respective directors, officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, penalties, damages and costs and expenses (including reasonable legal fees) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or any Lender (collectively, “Losses”) (i) resulting from acts or conduct of the Borrowers under, pursuant or related to this Agreement and the other Loan Documents, in breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (ii) resulting from any Borrower's failure to comply with any or all laws, statutes, ordinances, Government rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including, without limitation, CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation ), (iii) resulting from any claim by any other creditor of any Borrower against the Administrative Agent or any Lender arising out of any transaction, whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, and (iv) by any third party or any Borrower in connection with or as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part, or directly or indirectly, with the proceeds of any Loan made hereunder; provided, however, that no indemnified party hereto shall be entitled to indemnification for Losses to the extent such Losses arise out of such indemnified party’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

(b) Promptly after receipt by an indemnified party under Subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such Subsection, notify the indemnifying party in writing of the commencement thereof.  The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such Subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought a gainst any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

BORROWERS:

WITNESS/ATTEST:                                                                VSE CORPORATION

_________________________                                           By: ____________________________
Maurice A. Gauthier
Chief Executive Officer, President and
Chief Operating Officer

WITNESS/ATTEST:                                                                ENERGETICS INCORPORATED

_________________________                                           By: ____________________________
Maurice A. Gauthier
Director

WITNESS/ATTEST:	INTEGRATED CONCEPTS AND RESEARCH CORPORATION

_________________________                                           By: ____________________________
Maurice A. Gauthier
Director

WITNESS/ATTEST:                                                                G&B SOLUTIONS, INC.

_________________________                                           By: ____________________________
Maurice A. Gauthier
Director

WITNESS/ATTEST:                                                                AKIMEKA, LLC

_________________________                                           By: ____________________________
Maurice A. Gauthier
Authorized Representative

[Signatures to Second Amended and Restated Business Loan and Security Agreement]
(Continued on Next Page)

WITNESS/ATTEST:                                                                WHEELER BROS., INC.

_________________________                                           By: ____________________________
Maurice A. Gauthier
Director

 [Signatures to Second Amended and Restated Business Loan and Security Agreement]
(Continued on Next Page)

ADMINISTRATIVE AGENT AND LENDERS:

CITIZENS BANK OF PENNSYLVANIA, a
Pennsylvania state chartered bank, as
Administrative Agent, Swing Line Lender
and Lender, on behalf of itself and the other
Lender parties to this Agreement pursuant to
an Authorization

By:           _________________________
Name:           _________________________
Title:           _________________________

[Signatures to Second Amended and Restated Business Loan and Security Agreement]